AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 21, 2003
                                                           REGISTRATION NO. 333-

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-4
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                                ----------------

                             AEP TEXAS NORTH COMPANY
             (Exact name of Registrant as Specified in Its Charter)

                                      TEXAS
         (State or Other Jurisdiction of Incorporation or Organization)

                                   75-0646790
                        (IRS Employer Identification No.)
                                1 RIVERSIDE PLAZA
                              COLUMBUS, OHIO 43215
                                 (614) 716-1000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                ----------------

                          GEOFFREY S. CHATAS, TREASURER
           JEFFREY D. CROSS, SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                                1 RIVERSIDE PLAZA
                              COLUMBUS, OHIO 43215
                                 (614) 716-1580
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                    COPY TO:
                            VINCENT PAGANO, JR., ESQ.
                         SIMPSON THACHER & BARTLETT LLP
                              425 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 455-2000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------- -------------- ------------------- --------------------- ------------
                                                AMOUNT       PROPOSED MAXIMUM     PROPOSED MAXIMUM     AMOUNT OF
       TITLE OF EACH CLASS OF                    TO BE        OFFERING PRICE     AGGREGATE OFFERING   REGISTRATION
     SECURITIES TO BE REGISTERED              REGISTERED         PER UNIT              PRICE              FEE
-------------------------------------------- -------------- ------------------- --------------------- ------------
5.50% Senior Notes, Series B due 2013        $225,000,000          100%             $225,000,000      $18,202.50
-------------------------------------------- -------------- ------------------- --------------------- ------------

                                ----------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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                   SUBJECT TO COMPLETION, DATED JULY 21, 2003

PROSPECTUS

                                  $225,000,000

                             AEP TEXAS NORTH COMPANY
                              (A TEXAS CORPORATION)
               $225,000,000 5.50% SENIOR NOTES, SERIES B DUE 2013


Offer to exchange all of its outstanding 5.50% Senior Notes, Series A due 2013 (the Notes) for an equal amount of 5.50% Senior Notes, Series B due 2013, which has been registered under the Securities Act of 1933, (the Exchange Notes).


THE EXCHANGE OFFER                        THE EXCHANGE NOTES

o   We will exchange all outstanding      o   The Exchange Notes are being
    Notes that are validly tendered           offered in order to satisfy
    and not validly withdrawn for an          certain of our obligations under
    equal principal amount of Exchange        the registration rights agreement
    Notes that are freely tradeable,          entered into in connection with
    except in limited circumstances           the placement of the outstanding
    described below.                          Notes.

o   You may withdraw tenders of           o   The terms of the Exchange Notes to
    outstanding Notes at any time             be issued in the exchange offer
    prior to the expiration of the            are substantially identical to the
    exchange offer.                           outstanding Notes, except that the
                                              Exchange Notes will be freely
o   The exchange offer expires at 5:00        tradeable, except in limited
    p.m., New York City time, on              circumstances described below.
    ____________, 2003, unless
    extended. We do not currently
    intend to extend the expiration
    date.

                                          RESALES OF EXCHANGE NOTES

o   The exchange of outstanding Notes     o   The Exchange Notes may be sold in
    for Exchange Notes in the exchange        the over-the-counter market, in
    offer will not be a taxable event         negotiated transactions or through
    for U.S. federal income tax               a combination of such methods. We
    purposes.                                 do not plan to list the Exchange
                                              Notes on a national market.
o   We will not receive any proceeds
    from the exchange offer.


If you are a broker-dealer and you receive Exchange Notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of such Exchange Notes. By making such acknowledgement, you will not be deemed to admit that you are an "underwriter" under the Securities Act of 1933. Broker-dealers may use this prospectus in connection with any resale of Exchange Notes received in exchange for outstanding Notes where the outstanding Notes were acquired by the broker-dealer as a result of market-making activities or trading activities. We have agreed to make this prospectus, and any amendment or supplement thereto, available to any such broker-dealer for use in connection with any resale of any Exchange Notes for a period of the lesser of 90 days after the consummation of the exchange offer and the date on which all broker-dealers have sold all Exchange Notes held by them (unless such exchange offer period is extended). A broker-dealer may not participate in the exchange offer with respect to outstanding Notes acquired other than as a result of market-making activities or trading activities. See PLAN OF DISTRIBUTION.

If you are an affiliate of AEP Texas North Company or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the Exchange Notes, you cannot rely on the applicable interpretations of the Securities and Exchange Commission and you must comply with the registration requirements of the Securities Act of 1933 in connection with any resale transaction.

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 10 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is ____________, 2003.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
About This Prospectus......................................................   i
Special Note Regarding
   Forward-Looking Statements..............................................   i
Where You Can Find More Information........................................   1
Prospectus Summary.........................................................   2
Risk Factors...............................................................  10
Ratio of Earnings to Fixed Charges.........................................  20
Use of Proceeds............................................................  20
Selected Historical Consolidated Financial
   Information.............................................................  21
AEP Texas North Company....................................................  30
The Exchange Offer.........................................................  34
Description of the Exchange Notes..........................................  43
Exchange Offers and Registration Rights....................................  49
Certain United States Federal Income Tax
   Consequences............................................................  51
Ratings....................................................................  53
Plan of Distribution.......................................................  54
Legal Matters..............................................................  54
Experts....................................................................  55


                             ----------------------

                              ABOUT THIS PROSPECTUS

         IN THIS PROSPECTUS, THE TERMS "WE," "OUR," "US," "COMPANY" AND "TEXAS NORTH" MEAN AEP TEXAS NORTH COMPANY INCLUDING, UNLESS THE CONTEXT OTHERWISE REQUIRES OR AS EXPRESSLY STATED, OUR SUBSIDIARIES. UNLESS THE CONTEXT OTHERWISE REQUIRES, "NOTES" REFERS TO THE OUTSTANDING NOTES AND THE EXCHANGE NOTES.

         You should rely only on the information contained in this document. Neither Texas North nor the exchange agent has authorized anyone to provide you with information different from that contained in this document. We are not offering to exchange, or soliciting any offers to exchange, securities pursuant to the exchange offer in any jurisdiction in which those offers or exchanges would not be permitted. The information contained in this document is accurate only as of the date of this document regardless of the time of delivery of this document or the time of any exchange of securities in the exchange offer.

         This document incorporates important business and financial information about us from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. This information is available without charge upon written or oral request. See WHERE YOU CAN FIND MORE INFORMATION beginning on page 1.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents it incorporates by reference contain statements that are not historical fact and constitute "forward-looking statements." When we use words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "should" or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. Although Texas North believes that in making any such forward-looking statements its expectations are based on reasonable assumptions, such forward-looking statements involve uncertainties and are qualified in their entirety by reference to the following important factors, among others, that could cause Texas North's actual results to differ materially from those projected in such forward-looking statements:

o Implementation of legislation passed by the Texas legislature to restructure the electric utility industry in Texas, including the determination of stranded costs for generation-related assets;
o     Abnormal weather conditions;
o     Available sources of fuels;
o     The speed and degree to which competition is implemented in our markets;
o New legislation and government regulation, oversight and/or investigation of the energy sector or its participants;
o     Our ability to successfully control our costs;
o     Availability of generating capacity;
o The economic climate and growth in our service territory and changes in market demand and demographic patterns;
o     Inflationary trends;
o     Changes in electricity and gas market prices;
o     Changes in interest rates;
o     Liquidity in the banking, capital and wholesale power markets;
o     Actions of rating agencies;
o Changes in technology, including the increased use of distributed generation within our transmission and distribution service territory; and
o     Other risks and unforeseen events.

YOU ARE CAUTIONED NOT TO RELY UNDULY ON ANY FORWARD-LOOKING STATEMENTS. THESE RISKS AND UNCERTAINTIES ARE DISCUSSED IN MORE DETAIL UNDER RISK FACTORS AND TEXAS NORTH INCLUDED HEREIN AND "BUSINESS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS" IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002, IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED MARCH 31, 2003, OUR CURRENT REPORT ON FORM 8-K DATED MAY 14, 2003, AND OTHER DOCUMENTS ON FILE WITH THE SEC. YOU MAY OBTAIN COPIES OF THESE DOCUMENTS AS DESCRIBED UNDER WHERE YOU CAN FIND MORE INFORMATION.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also examine our SEC filings through the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the Notes.

        o Annual Report on Form 10-K for the year ended December 31, 2002 (as updated by the Company's Current Report on Form 8-K dated May 14,
            2003);
        o   Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;
            and
        o   Current Report on Form 8-K dated May 14, 2003.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         Mr. R. Todd Rimmer
         American Electric Power Service Corporation
         1 Riverside Plaza
         Columbus, Ohio 43215
         614-716-1000

         You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

         ANY REQUEST FOR DOCUMENTS SHOULD BE MADE NO LATER THAN [FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE], 2003 TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER. IN THE EVENT THAT WE EXTEND THE EXCHANGE OFFER, YOU MUST SUBMIT YOUR REQUEST AT LEAST FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE, AS EXTENDED. If you request any such documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND DOES NOT CONTAIN ALL OF THE INFORMATION YOU NEED TO CONSIDER. YOU SHOULD READ CAREFULLY THIS ENTIRE PROSPECTUS.

                             AEP TEXAS NORTH COMPANY

OVERVIEW

         AEP Texas North Company (Texas North), formerly West Texas Utilities Company, is a wholly owned subsidiary of AEP engaged in the generation, transmission and distribution of electricity in the western and central portion of Texas in the Electric Reliability Council of Texas (ERCOT) and a very small area of the Southwest Power Pool (SPP) located in the northern portion of Texas North's service area (approximately 3% of Texas North). ERCOT is an intrastate network of retail customers, investor and municipally owned electric utilities, rural electric cooperatives, river authorities, independent generators, power marketers and retail electric providers (REPs). ERCOT's control area consists of most but not all of the State of Texas.

         The State of Texas enacted electricity restructuring legislation, Senate Bill 7 (SB7) which required the legal separation of generation and retail-related assets from transmission and distribution assets. In May 2000, Texas North and certain affiliates filed a business separation plan with the Public Utility Commission of Texas (PUCT), which, after certain revisions, was subsequently approved by the PUCT and, unless revised by Texas North, will be implemented upon final regulatory approval by the SEC, which remains pending.

         Currently, Texas North's operations are:

     o ELECTRIC DISTRIBUTION - Through REPs owned by third parties, Texas North provides distribution service to approximately 190,000 retail customers in west and central Texas, including the cities of Abilene and San Angelo. Texas North's service territory includes 44 counties and covers approximately 53,000 square miles. Distribution services are provided under tariffs approved by the PUCT.

     o ELECTRIC TRANSMISSION - Texas North's electric transmission business provides non-discriminatory wholesale open access transmission service in ERCOT. ERCOT is an independent system operator wholly within the State of Texas and subject to the jurisdiction of the PUCT. Texas North charges for the use of its transmission system to deliver power under tariffs approved by the Federal Energy Regulatory Commission (FERC) consistent with the transmission rules of the PUCT.

     o ELECTRIC GENERATION - Texas North owns 1,392 MW of generating capacity including 377 MW of coal-fired generation, 10 MW of diesel generation, 6 MW of wind generation and 999 MW of natural gas-fired generation. Texas North's coal-fired generation assets are jointly owned with third parties. Texas North has placed five gas-fired plants (390 MW) in long-term storage in response to low market prices in the ERCOT market. Three other gas-fired plants are currently operating pursuant to contracts with ERCOT that provide for the cost of operating those units. ERCOT uses the generation from these contracts to maintain system reliability. However, these contracts expire at the end of 2003 and may not be extended depending on reliability assessment of the ERCOT independent system operator.

         Texas North is subject to regulation by the SEC under the Public Utility Holding Company Act of 1935 (1935 Act) as a utility owned by an electric holding company registered under the 1935 Act. Texas North's transmission and distribution rates and services are regulated by the PUCT and the FERC. In addition, Texas North is also subject to regulation by various federal, state and local governmental agencies.

TEXAS RESTRUCTURING

         Signed into law in June of 1999, SB7 substantially amended the regulatory structure governing electric utilities in Texas in order to allow retail electric competition for all customers. SB7 gave Texas customers the opportunity to choose their REP beginning January 1, 2002, provided a "price to beat" for residential and small commercial customers and required each utility to legally separate into a REP, a power generation company, and a transmission and distribution utility. Under SB7, neither the power generation company nor the REP is subject to traditional cost of service regulation. The transmission and distribution utility remains subject to traditional utility rate regulation by the FERC and the PUCT, respectively.

         Under SB7, a REP obtains its electricity from power generation companies, exempt wholesale generators and other generating entities and provides services at generally unregulated rates, except that the prices that may be charged to residential and small commercial customers by REPs affiliated with a utility within the affiliated utility's service area are set by the PUCT until certain conditions in SB7 are met. This set price is referred to as the "price to beat" rate (PTB).

         The PTB rate was required to be offered by an affiliate REP to all residential and small commercial customers (with a peak usage of less than 1,000
KW) effective January 1, 2002. The initial PTB was a rate 6% below bundled rates in effect on January 1, 1999 adjusted for any changes in fuel costs as of December 31, 2001. The PTB must be offered to residential and small commercial customers until January 1, 2007. Customers with a peak usage of more than 1,000 KW are not eligible for PTB rates. While customer choice in the non-ERCOT portion of Texas has been delayed either by legislative mandate or order of the PUCT, customer choice in ERCOT has demonstrated some success. As of June 2003, well over 900,000 customers have switched to competitive REPs. In the large commercial and industrial markets, more than 50% of these customers are purchasing their power under a competitive contract.

TEXAS NORTH RESTRUCTURING

         SB7 required each Texas utility to submit a plan to legally separate its business activities into an affiliated REP, a power generation company and a transmission and distribution utility. Pursuant to SB7, Texas North and certain affiliates filed a business separation plan (Business Separation Plan) which, after certain revisions, was approved by the PUCT in February 2002. The Business Separation Plan, unless revised by Texas North, will be implemented upon final regulatory approval by the SEC, which is currently pending. The Business Separation Plan provides for the legal transfer of Texas North's generation-related assets to an affiliate, the formation of various REPs, including Mutual Energy WTU, L.P. (Mutual Energy), and the establishment of Texas North as the transmission and distribution utility. Mutual Energy was sold in December 2002 to Centrica plc (Centrica).

         We are incorporated in Texas and the address of our principal executive offices is 1 Riverside Plaza, Columbus, Ohio 43215. Our telephone number is
(614) 716-1000.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

         On February 18, 2003, we completed the private offering of the outstanding Notes. References to the "notes" in this prospectus are references to both the outstanding Notes and the Exchange Notes. This prospectus is part of a registration statement covering the exchange of the outstanding Notes for the Exchange Notes.

         The outstanding Notes were issued and the Exchange Notes offered hereby will be issued under an Indenture dated as of February 1, 2003 between us and Bank One, N.A., as Trustee, as supplemented and amended by supplemental indentures or company orders.

         In connection with the private offering, we entered into a registration rights agreement, dated as of February 1, 2003, with the initial purchasers in the private offering, or the Registration Rights Agreement, in which we agreed, among other things, to deliver this prospectus to you as part of the exchange offer and we agreed to complete the exchange offer within 300 days after the date of original issuance of the outstanding Notes. You are entitled to exchange in the exchange offer your outstanding Notes for Exchange Notes, which are identical in all material respects to the outstanding Notes except:

     o   the Exchange Notes have been registered under the Securities Act;

     o the Exchange Notes are not entitled to certain registration rights which are applicable to the outstanding Notes under the Registration Rights Agreement; and

     o   the special interest premium is no longer applicable.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Exchange Offer...........................We are offering to exchange up to
                                             $225,000,000 aggregate principal
                                             amount of Exchange Notes for up to
                                             $225,000,000 aggregate principal
                                             amount of outstanding Notes.
                                             Outstanding Notes may be exchanged
                                             only in integral multiples of
                                             $1,000.

Resale.......................................Based on an interpretation by the staff of the Securities and
                                             Exchange Commission, or the SEC,
                                             set forth in no-action letters
                                             issued to third parties, we believe
                                             that the Exchange Notes issued
                                             pursuant to the exchange offer in
                                             exchange for outstanding Notes may
                                             be offered for resale, resold and
                                             otherwise transferred by you
                                             (unless you are an "affiliate" of
                                             Texas North within the meaning of
                                             Rule 405 under the Securities Act)
                                             without compliance with the
                                             registration and prospectus
                                             delivery provisions of the
                                             Securities Act, provided that you
                                             are acquiring the Exchange Notes in
                                             the ordinary course of your
                                             business and that you have not
                                             engaged in, do not intend to engage
                                             in, and have no arrangement or
                                             understanding with any person to
                                             participate in, a distribution of
                                             the Exchange Notes. Each
                                             participating broker-dealer that
                                             receives Exchange Notes for its own
                                             account pursuant to the exchange
                                             offer in exchange for outstanding
                                             Notes that were acquired as a
                                             result of market-making or other
                                             trading activity must acknowledge
                                             that it will deliver a prospectus
                                             in connection with any resale of
                                             the Exchange Notes. See PLAN OF
                                             DISTRIBUTION.

                                             Any holder of outstanding Notes
                                             who:

                                             o  is an affiliate of Texas North,

                                             o  does not acquire Exchange Notes
                                                in the ordinary course of its
                                                business, or

                                             o  tenders in the exchange offer
                                                with the intention to
                                                participate, or for the purpose
                                                of participating, in a
                                                distribution of Exchange Notes

                                             cannot rely on the position of the
                                             staff of the SEC enunciated in
                                             EXXON CAPITAL HOLDINGS CORPORATION,
                                             MORGAN STANLEY & CO. INCORPORATED
                                             or similar no-action letters and,
                                             in the absence of an exemption
                                             therefrom, must comply with the
                                             registration and prospectus
                                             delivery requirements of the
                                             Securities Act in connection with
                                             the resale of the Exchange Notes.

Expiration Date; Withdrawal of Tender........The exchange offer will expire at
                                             5:00 p.m., New York City time, on
                                             _________, 2003, or such later date
                                             and time to which we extend it,
                                             which date we refer to as the
                                             "expiration date." We do not
                                             currently intend to extend the
                                             expiration date. A tender of
                                             outstanding Notes pursuant to the
                                             exchange offer may be withdrawn at
                                             any time prior to the expiration
                                             date. Any outstanding Notes not
                                             accepted for exchange for any
                                             reason will be returned without
                                             expense to the tendering holder
                                             promptly after the expiration or
                                             termination of the exchange offer.

Certain Conditions to the Exchange Offer.....The exchange offer is subject to customary conditions, which we may
                                             waive. Please read the section of
                                             this prospectus captioned THE
                                             EXCHANGE OFFER - CERTAIN CONDITIONS
                                             TO THE EXCHANGE OFFER for more
                                             information regarding the
                                             conditions to the exchange offer.

Procedures for Tendering Outstanding Notes...If you wish to participate in the exchange offer, you must complete,
                                             sign and date the accompanying
                                             letter of transmittal, or a
                                             facsimile of the letter of
                                             transmittal according to the
                                             instructions contained in this
                                             prospectus and the letter of
                                             transmittal. You must also mail or
                                             otherwise deliver the letter of
                                             transmittal, or a facsimile of the
                                             letter of transmittal, together
                                             with the outstanding Notes and any
                                             other required documents, to the
                                             exchange agent at the address set
                                             forth on the cover page of the
                                             letter of transmittal. If you hold
                                             outstanding Notes through The
                                             Depository Trust Company, or DTC,
                                             and wish to participate in the
                                             exchange offer, you must comply
                                             with the Automated Tender Offer
                                             Program procedures of DTC, by which
                                             you will agree to be bound by the
                                             letter of transmittal. By signing,
                                             or agreeing to be bound by the
                                             letter of transmittal, you will
                                             represent to us that, among other
                                             things:

                                             o  any Exchange Notes that you
                                                receive will be acquired in the
                                                ordinary course of your
                                                business;

                                             o  you have no arrangement or
                                                understanding with any person or
                                                entity to participate in a
                                                distribution of the Exchange
                                                Notes;

                                             o  if you are a broker-dealer that
                                                will receive Exchange Notes for
                                                your own account in exchange for
                                                outstanding

                                                Notes that were acquired as a
                                                result of market-making
                                                activities, that you will
                                                deliver a prospectus, as
                                                required by law, in connection
                                                with any resale of such Exchange
                                                Notes; and

                                             o  you are not an "affiliate," as
                                                defined in Rule 405 of the
                                                Securities Act, of Texas North
                                                or, if you are an affiliate, you
                                                will comply with any applicable
                                                registration and prospectus
                                                delivery requirements of the
                                                Securities Act.

Special Procedures for Beneficial Owners.....If you are a beneficial owner of outstanding Notes that are
                                             registered in the name of a broker,
                                             dealer, commercial bank, trust
                                             company or other nominee, and you
                                             wish to tender such outstanding
                                             Notes in the exchange offer, you
                                             should contact such registered
                                             holder promptly and instruct such
                                             registered holder to tender on your
                                             behalf. If you wish to tender on
                                             your own behalf, you must, prior to
                                             completing and executing the letter
                                             of transmittal and delivering your
                                             outstanding Notes, either make
                                             appropriate arrangements to
                                             register ownership of the
                                             outstanding Notes in your name or
                                             obtain a properly completed bond
                                             power from the registered holder.
                                             The transfer of registered
                                             ownership may take considerable
                                             time and may not be able to be
                                             completed prior to the expiration
                                             date.

Guaranteed Delivery Procedures...............If you wish to tender your outstanding Notes and (i) your
                                             outstanding Notes are not
                                             immediately available or (ii) you
                                             cannot deliver your outstanding
                                             Notes, the letter of transmittal or
                                             any other documents required by the
                                             letter of transmittal or (iii) you
                                             cannot comply with the applicable
                                             procedures under DTC's Automated
                                             Tender Offer Program prior to the
                                             expiration date, you must tender
                                             your outstanding Notes according to
                                             the guaranteed delivery procedures
                                             set forth in this prospectus under
                                             THE EXCHANGE OFFER - GUARANTEED
                                             DELIVERY PROCEDURES.

Effect on Holders of Outstanding Notes.......As a result of the making of, and upon acceptance for exchange of all
                                             validly tendered outstanding Notes
                                             pursuant to the terms of the
                                             exchange offer, we will have
                                             fulfilled a covenant contained in
                                             the Registration Rights Agreement
                                             and, accordingly, there will be no
                                             increase in the interest rate on
                                             the outstanding Notes under the
                                             circumstances described in the
                                             Registration Rights Agreement. If
                                             you are a holder of outstanding
                                             Notes and you do not tender your
                                             outstanding Notes in the exchange
                                             offer, you will continue to hold
                                             such outstanding Notes and you will
                                             be entitled to all the rights and
                                             limitations applicable to the
                                             outstanding Notes in the Indenture,
                                             except for any rights under the
                                             Indenture or the Registration
                                             Rights Agreement that by their
                                             terms terminate upon the
                                             consummation of the exchange offer.

                                             To the extent that outstanding
                                             Notes are tendered and accepted in
                                             the exchange offer, the trading
                                             market for outstanding Notes could
                                             be adversely affected.

Consequences of Failure to Exchange..........All untendered outstanding Notes will continue to be subject to the
                                             restrictions on transfer provided
                                             for in the outstanding

                                             Notes and in the Indenture. In
                                             general, the outstanding Notes may
                                             not be offered or sold, unless
                                             registered under the Securities
                                             Act, except pursuant to an
                                             exemption from, or in a transaction
                                             not subject to, the Securities Act
                                             and applicable state securities
                                             laws. We do not currently
                                             anticipate that we will register
                                             the outstanding Notes under the
                                             Securities Act.

Certain Income Tax Considerations............The exchange of outstanding Notes for Exchange Notes in the exchange
                                             offer will not be a taxable event
                                             for United States federal income
                                             tax purposes. See CERTAIN UNITED
                                             STATES FEDERAL INCOME TAX
                                             CONSIDERATIONS.

Use of Proceeds..............................We will not receive any cash proceeds from the issuance of
                                             Exchange Notes pursuant to the
                                             exchange offer.

Exchange Agent...............................Bank One, N.A. is the exchange agent for the exchange offer. The
                                             address and telephone number of the
                                             exchange agent are set forth in the
                                             section of this prospectus
                                             captioned THE EXCHANGE OFFER -
                                             EXCHANGE AGENT.

                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

Issuer.......................... AEP Texas North Company.

The Exchange Notes.............. $225,000,000 principal amount of 5.50% Senior
                                 Notes, Series B due 2013.

Maturity........................ March 1, 2013.

Interest Rate................... 5.50% per annum.

Interest Payment Dates.......... March 1 and September 1 of each year, beginning on September 1, 2003.

Legal Separation................ The State of Texas has enacted restructuring legislation which requires the legal separation of our generation-related assets (Generation-Related Business) from our electric transmission and distribution-related assets. The Exchange Notes will continue to be the obligations of Texas North even if our Generation-Related Business is transferred or sold, whether or not our Generation-Related Business constitutes "substantially all" of our total assets. See DESCRIPTION OF THE EXCHANGE NOTES - CONSOLIDATION, MERGER OR SALE.

Ranking......................... The Exchange Notes are unsecured and will rank equally with all our unsecured and
                                 unsubordinated indebtedness and will be
                                 effectively subordinated to all of our secured debt, including approximately $88,000,000 of first mortgage bonds outstanding as of June 30, 2003.

Ratings......................... The Exchange Notes are assigned a rating of
                                 Baa1 (stable outlook) by Moody's Investors
                                 Service, Inc. (Moody's), BBB (stable outlook) by Standard & Poor's Ratings Service (S&P) and A- (stable outlook) by Fitch Ratings, Inc. (Fitch). Ratings from credit agencies are not recommendations to buy, sell or hold our securities and may be subject to revision or withdrawal at any time by the rating agency and should be evaluated independently of any other ratings.

Optional Redemption............. We may redeem the Exchange Notes at any time, in whole or in part, at a "make whole"
                                 redemption price equal to the greater of (1) the principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in DESCRIPTION OF THE EXCHANGE NOTES), plus 25 basis points plus accrued and unpaid interest to the redemption date.

Consolidation, Merger or Sale... We may merge or consolidate with any corporation or sell all or substantially all of our assets as an entirety as long as the successor or purchaser expressly assumes the payment of principal, premium, if any, and interest on the Exchange Notes; provided, however, that if our Generation-Related Business is transferred or sold (whether or not the Generation-Related Business constitutes "substantially all" of our total assets), the Exchange Notes will continue to be the obligations of Texas North. See DESCRIPTION OF THE EXCHANGE NOTES - CONSOLIDATION, MERGER OR SALE.

Limitation on Secured Debt...... Subject to certain permitted issuances, so long as any of the Exchange Notes are outstanding, we will not create or permit to be created or to exist or permit any of our subsidiaries to create or to permit to exist any additional mortgage, pledge, security interest, or other lien on any utility properties or tangible assets now owned or hereafter acquired by us or our subsidiaries to secure any indebtedness for borrowed money, without providing that the outstanding Notes will be similarly secured. See DESCRIPTION OF THE EXCHANGE NOTES - LIMITATION ON SECURED DEBT.

Use of Proceeds................. There will be no cash proceeds to us from the exchange offer.

Form and Denomination........... The Notes of each series will be issuable in denominations of $1,000 or any integral
                                 multiples of $1,000 in excess thereof.

Trustee......................... Bank One, N.A.

Governing Law................... The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.


         You should carefully consider the risk factors set forth under the caption of this "Risk Factors" and the other information included in this prospectus before tendering your outstanding Notes in the exchange offer.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE DECIDING TO TENDER OUTSTANDING NOTES IN THE EXCHANGE OFFER. THE RISK FACTORS SET FORTH BELOW ARE GENERALLY APPLICABLE TO THE OUTSTANDING NOTES AS WELL AS THE EXCHANGE NOTES. ANY OF THESE RISKS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS, WHICH COULD IN TURN MATERIALLY ADVERSELY AFFECT THE PRICE OF THE BONDS.

                       RISKS RELATED TO THE EXCHANGE OFFER

IF YOU CHOOSE NOT TO EXCHANGE YOUR OUTSTANDING NOTES, THE PRESENT TRANSFER RESTRICTIONS WILL REMAIN IN FORCE AND THE MARKET PRICE OF YOUR OUTSTANDING NOTES COULD DECLINE.

         If you do not exchange your outstanding Notes for Exchange Notes under the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding Notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding Notes. In general, the outstanding Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the outstanding Notes under the Securities Act. You should refer to PROSPECTUS SUMMARY - SUMMARY OF TERMS OF THE EXCHANGE OFFER and THE EXCHANGE OFFER for information about how to tender your outstanding Notes.

         The tender of outstanding Notes under the exchange offer will reduce the principal amount of the outstanding Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding Notes due to a reduction in liquidity.

YOU MUST FOLLOW THE EXCHANGE OFFER PROCEDURES CAREFULLY IN ORDER TO RECEIVE THE EXCHANGE NOTES.

         If you do not follow the procedures described herein, you will not receive the Exchange Notes. The Exchange Notes will be issued to you in exchange for your outstanding Notes only after timely receipt by the exchange agent of:

     o a properly completed and executed letter of transmittal and all other required documents; or

     o a book-entry delivery by electronic transmittal of an agent's message through DTC.

         If you want to tender your outstanding Notes in exchange for Exchange Notes, you should allow sufficient time to ensure timely delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of outstanding Notes for exchange. For additional information, please refer to the sections captioned THE EXCHANGE OFFER and PLAN OF DISTRIBUTION in this prospectus.

         RISKS RELATED TO OUR REGULATED BUSINESS AND EVOLVING REGULATION

WE OPERATE IN A NON-UNIFORM AND FLUID REGULATORY ENVIRONMENT.

         The restructuring legislation of Texas required vertically integrated utilities to legally separate their generation and retail-related assets from their transmission and distribution related assets. Accordingly, we submitted a the Business Separation Plan with the PUCT that was ultimately approved in February 2002. We have received all necessary regulatory approvals with the exception of the SEC, which is pending. The Business Separation Plan is based on the regulatory framework as described under AEP TEXAS NORTH COMPANY - TEXAS RESTRUCTURING and assumes that deregulated generation will not be re-regulated. There can be no assurance that Texas will not reverse such policies. In addition to the multiple levels of regulation at the state level in which we operate, our business is subject to extensive federal regulation. There can be no assurance that recent federal legislative and regulatory initiatives which have generally facilitated competition in the energy sector will continue or will not be reversed. Further alteration of the regulatory landscape in which we operate will impact the effectiveness of the Business Separation Plan and may, because of the continued uncertainty, harm our financial condition and results of operations.

THERE IS UNCERTAINTY AS TO OUR RECOVERY OF DEFERRED FUEL BALANCES.

         The PUCT review and reconciliation of retail fuel clause recovery was eliminated in the ERCOT area of Texas effective January 1, 2002. On June 3, 2002 Texas North filed a final fuel reconciliation with the PUCT to reconcile its fuel costs for the period July 1, 2000 through December 31, 2001. The ultimate recovery of approved deferred fuel balances at December 31, 2001 established in the final fuel reconciliation will be decided as part of PUCT-required true-up proceeding in 2004 (the 2004 true-up proceeding). If recovery of any or all of the final under-recovered fuel balances were disallowed, it would harm our financial condition and diminish our results of operations. In March 2003, the panel in this proceeding filed a Proposal for Decision (PFD). The PFD recommended that Texas North's under-recovered retail fuel balance be reduced by approximately $12.5 million. On May 22, 2003, the PUCT considered the PFD for approval and issuance of a final order. The Commission upheld most of the recommendations of the PFD, however, they did reverse the PFD on one issue that would decrease the proposed reduction by approximately $2.3 million. Additionally, the Commission ordered that two issues be remanded for further consideration and withheld a final order pending the resolution of the remand issues. A final order from the PUCT is now expected in the fourth quarter of 2003. Any under-recovery, plus interest thereon, can be recovered from customers as a component of the 2004 true-up proceeding.

THE CORPORATE SEPARATION PLANS AEP HAS SUBMITTED TO COMPLY WITH THE TEXAS UNBUNDLING LAWS MAY NOT BE APPROVED.

         Texas has enacted laws that generally require the legal separation of previously vertically integrated electric utilities into non-regulated and regulated components. AEP has filed requests with the FERC and SEC to complete our corporate separation plan to separate our regulated and non-regulated businesses. Significant portions of those requests incorporate the separation plans which have been approved in Texas to bring us into compliance with the restructuring law. Certain industrial and wholesale customers and state utility commissions intervened to oppose our corporate separation filings at the FERC. A settlement agreement was reached and approved by the FERC on September 26, 2002. SEC approval, however, remains pending. In September 2002, the Arkansas Public Service Commission intervened at the SEC, which may extend the length of time needed for the SEC review. We can give no assurance that the SEC (i) will approve AEP's restructuring application, or (ii) will not impose material adverse terms as a condition to its approval of AEP's restructuring application.

WE ARE SUBJECT TO ADDITIONAL COSTS DUE TO TRANSMISSION CONGESTION THAT WE CAUSE.

         The ERCOT independent transmission operator imposes transmission congestion charges when the scheduling of power from our facilities creates congestion requiring the redispatch of scheduled power flows in ERCOT. Power schedules are submitted to the ERCOT independent transmission operator on an hourly basis. When power cannot be delivered as scheduled as a result of congestion on the transmission network in ERCOT, ERCOT makes payments to generators in ERCOT to either decrease generation or increase generation. The resulting payments are assigned to the entities whose scheduled power flows resulted in congestion on the transmission system. We are subject to financial risk for the payment of transmission congestion charges imposed by ERCOT.

THE MERGER OF AEP WITH OUR PARENT, CENTRAL AND SOUTH WEST CORPORATION (CSW), MAY ULTIMATELY BE FOUND TO VIOLATE THE 1935 ACT.

         AEP acquired CSW in a merger completed on June 15, 2000. Among the more significant assets AEP acquired as a result of the merger were four additional domestic electric utility companies, including Texas North. On January 18, 2002, the U.S. Court of Appeals for the District of Columbia ruled that the SEC's June 14, 2000 order approving the merger failed to properly find that the merger meets the requirements of the 1935 Act and sent the case back to the SEC for further review. Specifically, the court told the SEC to revisit its conclusion that the merger met the 1935 Act requirement that the electric utilities be "physically interconnected" and confined to a "single area or region."

         We believe that the merger meets the requirements of the 1935 Act and expect the matter to be resolved favorably. We intend to fully cooperate with the staff of the SEC in supplementing the record, if necessary, to ensure the merger complies with the 1935 Act. We can give no assurance, however, that: (i) the SEC or any applicable court review will find that the merger complies with the 1935 Act, or (ii) the SEC or any applicable court review will not impose material adverse conditions on us in order to find that the merger complies with the 1935 Act. If the merger were ultimately found to violate the 1935 Act, it may require remedial actions or asset divestitures which may harm our results of operations or financial condition.

WE ARE OPERATING IN A NEW MARKET ENVIRONMENT WHICH IS CONTINUING TO CHANGE.

         The retail competitive electric market in Texas began in January 2002. Texas North, the PUCT, ERCOT and other market participants have experienced numerous operational problems as the new retail competitive market has started. These difficulties include delays in the switching of some customers from one REP to another and delays in billing customers. These difficulties create uncertainty as to the amount of transmission and distribution charges owed by each REP, which may cause payment of those amounts to be delayed. In addition, the PUCT has revised rules governing the retail competitive market or is in the process of reviewing competition rules that could impact our transmission and distribution operations. To date these difficulties have not been material. However, these operating difficulties could become material requiring structural changes to address these difficulties which ultimately could harm our revenues and results of operations.

          RISKS RELATED TO OUR TRANSMISSION AND DISTRIBUTION BUSINESSES

COLLECTION OF OUR REVENUES IS CONCENTRATED IN A LIMITED NUMBER OF REPS.

         Our revenues from the distribution of electricity are collected from REPs that supply the electricity we distribute to their customers. Currently, we do business with approximately 49 REPs. Adverse economic conditions, structural problems in the new Texas market or financial difficulties of one or more REPs could impair the ability of these REPs to pay for our services or could cause them to delay such payments. We depend on these REPs for timely remittance of payments. Any delay or default in payment could adversely affect the timing and receipt of our cash flows and thereby have an adverse effect on our liquidity. We anticipate that more than half of our revenues from REPs for 2002 will come from Mutual Energy our formerly affiliated REP, that was sold to an affiliate of Centrica in December 2002.

OUR HISTORICAL FINANCIAL RESULTS AS THE UNINCORPORATED ELECTRIC TRANSMISSION AND DISTRIBUTION DIVISION OF TEXAS NORTH ARE NOT REPRESENTATIVE OF OUR EXPECTED FUTURE RESULTS.

         We have limited experience operating as a transmission and distribution utility in a deregulated electricity market in which we are subject to rate regulation. The pro forma financial information we have included in this prospectus does not necessarily reflect what our financial position, results of operations and cash flows would have been had we been a separate transmission and distribution subsidiary during the periods presented. Although our transmission and distribution operations will have had a significant operating history at the time of the transfer or sale of our generation assets, the pro forma financial information relating to these operations reflects the transmission and distribution of electricity as part of an integrated utility in a regulated electricity market. We may experience significant changes in our cost structure, funding and operations as a result of the transfer or sale of our generation assets and/or operating on a legally separated basis, including increased costs associated with reduced economies of scale.

REGULATION OF TRANSMISSION AND DISTRIBUTION RATES MAY DELAY OR DENY OUR FULL RECOVERY OF OUR COSTS.

         Our rates are regulated by the PUCT and current approved rates are based on expenses forecasted for 2002. Thus, the rates we are allowed to charge may or may not match our expenses at any given time. While rate regulation in Texas is premised on providing a reasonable opportunity to earn a reasonable rate of return on invested capital and recovery of reasonable and necessary operating expenses, there can be no assurance that the PUCT regulatory process in which rates are determined will always result in rates that will produce full recovery of our actual costs.

TRANSMISSION AND DISTRIBUTION REVENUES AND RESULTS OF OPERATIONS ARE SEASONAL.

         A portion of our revenues is derived from rates that we collect from each REP based on the amount of electricity we distribute on behalf of each REP. Thus, our revenues and results of operations are subject to seasonality, weather conditions and other changes in electricity usage.

TRANSMISSION AND DISTRIBUTION REVENUES AND RESULTS OF OPERATIONS ARE SUBJECT TO RISKS THAT ARE BEYOND OUR CONTROL.

         The cost of repairing damage to our facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events, in excess of reserves established for such repairs, may harm our revenues, operating and capital expenses and results of operations.

TECHNOLOGICAL CHANGE MAY MAKE ALTERNATIVE ENERGY SOURCES MORE ATTRACTIVE AND MAY ADVERSELY AFFECT OUR REVENUES AND RESULTS OF OPERATIONS.

         The continuous process of technological development may result in the introduction to retail customers of economically attractive alternatives to purchasing electricity through our distribution facilities. Manufacturers of self-generation facilities continue to develop smaller-scale, more-fuel-efficient generating units that can be cost-effective options for retail customers with smaller electric energy requirements. Any reduction in the amount of electric energy we distribute as a result of these technologies may have an adverse impact on our results of operations and financial condition.

                    RISKS RELATED TO OUR GENERATION BUSINESS

         SB7 requires each Texas utility to submit a plan to legally separate its business activities into a REP, a power generation company and a transmission and distribution utility. Pursuant to SB7, Texas North filed the Business Separation Plan with the PUCT which, after certain revisions, was approved by the PUCT in February 2002. The Business Separation Plan will be implemented upon final regulatory approval by the SEC which is currently pending. Upon such approval and implementation of the Business Separation Plan, Texas North intends to transfer its Generation-Related Business to an affiliate. The following risk factors appearing under this subheading should be read in light of these intentions.

WE MAY NOT BE ABLE TO RESPOND EFFECTIVELY TO COMPETITION.

         We may not be able to respond in a timely or effective manner to the many changes in the power industry that may occur as a result of regulatory initiatives to increase competition. These regulatory initiatives may include changes in the structure of the deregulated electricity market in Texas. To the extent that competition increases, our profit margins may be negatively affected. Industry deregulation and privatization may not only continue to facilitate the current trend toward consolidation in the utility industry but may also encourage the disaggregation of other vertically integrated utilities into separate generation, transmission and distribution businesses. As a result, additional competitors in our industry may be created, and we may not be able to maintain our revenues and earnings levels.

         While demand for power is generally increasing throughout the United States, the rate of construction and development of new, more efficient electric generation facilities has exceeded increases in demand in the ERCOT electric market. The start-up of new facilities in the ERCOT market in which we have facilities could increase competition in the wholesale power market in that region, which could harm our business, results of operations and financial condition. Texas North has placed five gas plants in long-term storage in response to low market prices in the ERCOT market. Three other gas plants are currently operating pursuant to contracts with ERCOT that provide for the cost of operating those units. ERCOT uses the generation from these contracts to maintain system reliability. However, these contracts expire at the end of 2003 and may not be extended depending on reliability assessment of the ERCOT independent system operator.

WE HAVE LIMITED ABILITY TO PASS ON TO OUR CUSTOMERS OUR COSTS OF PRODUCTION.

         We are exposed to risk from changes in the market prices of coal and natural gas used to generate power where generation is no longer regulated. Increases in environmental compliance costs and generating unit outage costs can only be recovered through competitive market prices. To the extent that we cannot raise our prices to cover increased costs, our financial condition and results of operations may be harmed.

CHANGES IN TECHNOLOGY MAY SIGNIFICANTLY AFFECT OUR BUSINESS BY MAKING OUR POWER PLANTS LESS COMPETITIVE.

         A key element of our business model is that generating power at central power plants achieves economies of scale and produces power at relatively low cost. There are other technologies that produce power, most notably fuel cells, microturbines, windmills and photovoltaic (solar) cells. It is possible that advances in technology will reduce the cost of alternative methods of producing power to a level that is competitive with that of most central power station electric production. If this were to happen and if these technologies achieved economies of scale, our market share could be eroded, and the value of our power plants could be reduced. Changes in technology could also alter the channels through which retail electric customers buy power, thereby harming our results or operation and financial condition.

CHANGES IN COMMODITY PRICES MAY INCREASE OUR COST OF PRODUCING POWER OR DECREASE THE AMOUNT WE RECEIVE FROM SELLING POWER, HARMING OUR FINANCIAL PERFORMANCE.

         We are heavily exposed to changes in the price and availability of natural gas because natural gas-fired facilities comprise approximately 72% of our generating capacity, which increases our exposure to the more volatile market prices of natural gas. Coal-fired generating facilities comprise approximately 27% of our generating capacity increasing our exposure to changes in coal prices.

         Changes in the cost of coal or natural gas and changes in the relationship between those costs and the market prices of power will affect our financial results. Since the price we obtain for electricity may not change at the same rate as the change in coal or natural gas costs, we may be unable to pass on the changes in costs to our customers.

         In addition, actual power prices and fuel costs will differ from those assumed in financial projections used to initially value our trading and marketing transactions, and those differences may be material. As a result, our results of operation and financial condition may be harmed may be diminished in the future as those transactions are marked to market.

AT TIMES, DEMAND FOR POWER COULD EXCEED OUR SUPPLY CAPACITY.

         We are currently obligated to supply power as a result of our contracts with certain wholesale customers and with Mutual Energy. From time to time the demand for power required to meet these obligations exceeds our available generating capacity. When this occurs, we have to buy power on the market. Our power supply contracts may not always have the ability to pass these costs on to our customers. Since these situations most often occur during periods of peak demand, it is possible that the market price for power at that time may be very high. Utilities that do not own or purchase sufficient available capacity during such periods incur losses in sourcing incremental power. Even if a supply shortage was brief, we could suffer substantial losses that could diminish our results of operations.

OUR COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS ARE SIGNIFICANT, AND THE COST OF COMPLIANCE WITH FUTURE ENVIRONMENTAL LAWS COULD HARM OUR CASH FLOW AND PROFITABILITY.

         Our operations are subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, natural resources and health and safety. Compliance with these legal requirements requires us to commit significant capital toward environmental monitoring, installation of pollution control equipment, emission fees and permits at all of our facilities. These expenditures have been significant in the past and we expect that they will increase in the future. Costs of compliance with environmental regulations could harm our industry, our business and our results of operations and financial position, especially if emission and/or discharge limits are tightened, more extensive permitting requirements are imposed, additional substances become regulated and the number and types of assets we operate increase.

         Many of our contracts with wholesale customers do not permit us to recover additional capital and other costs incurred by us to comply with new environmental regulations. Due to the deregulation of our generation, we cannot recover through rates additional capital and other costs incurred by us to comply with new environmental regulations with respect to our generation.

OUR OPERATING RESULTS MAY FLUCTUATE ON A SEASONAL AND QUARTERLY BASIS.

         Electric power generation is generally a seasonal business. The demand for power in ERCOT peaks during the hot summer months, with market prices also peaking at that time. As a result, our overall operating results in the future may fluctuate substantially on a seasonal basis. The pattern of this fluctuation may change depending on the nature and location of facilities and the terms of power sale contracts we enter into. In addition, we have historically sold less power, and consequently earned less income, when weather conditions are milder. We expect that unusually mild weather in the future could diminish our results of operations and harm our financial condition.

          RISKS RELATED TO OUR ENERGY TRADING AND WHOLESALE BUSINESSES

         In October 2002 AEP announced its plans to reduce the exposure to energy trading markets of its subsidiaries that trade power (including us) and to downsize the trading and wholesale marketing operations conducted on behalf of such subsidiaries. It is expected that in the future our power trading and marketing operations will be limited to risk management around our generation assets and those of our regulated affiliates. Trading and marketing operations that were not limited to risk management around such assets have contributed to our wholesale revenues and earnings in the past. Management is unable to predict the effect this downsizing of our trading operations will have on our future results of operations and cash flows. The following risk factors appearing under this subheading should be read in light of the recent announcements discussed in this paragraph.

OUR REVENUES AND RESULTS OF OPERATIONS ARE SUBJECT TO MARKET RISKS THAT ARE BEYOND OUR CONTROL.

         We sell power from our generation facilities into the spot market or other competitive power markets or on a contractual basis. We also enter into contracts to purchase and sell electricity, natural gas and coal as part of our power marketing and energy trading operations. With respect to such transactions, we are not guaranteed any rate of return on our capital investments through mandated rates, and our revenues and results of operations are likely to depend, in large part, upon prevailing market prices for power in our regional market. These market prices may fluctuate substantially over relatively short periods of time. It is reasonable to expect that trading margins may erode as markets mature and that there may be diminished opportunities for gain should volatility decline. In addition, the PUCT, which has jurisdiction over the wholesale competitive power market in the ERCOT may impose price limitations, bidding rules and other mechanisms to address some of the volatility in these markets. Fuel prices may also be volatile, and the price we can obtain for power sales may not change at the same rate as changes in fuel costs. These factors could reduce our margins and therefore diminish our revenues and results of operations.

         Volatility in market prices for fuel and power may result from:

         -   weather conditions;

         -   seasonality;

         -   power usage;

         -   illiquid markets;

         -   transmission or transportation constraints or inefficiencies;

         -   availability of competitively priced alternative energy sources;

         -   demand for energy commodities;

         - natural gas, crude oil and refined products, and coal production levels;

         -   natural disasters, wars, embargoes and other catastrophic events;
             and

         - federal, state and foreign energy and environmental regulation and legislation.

OUR ENERGY TRADING (INCLUDING FUEL PROCUREMENT AND POWER MARKETING) AND RISK MANAGEMENT POLICIES CANNOT ELIMINATE THE RISK ASSOCIATED WITH THESE ACTIVITIES.

         Our energy trading (including fuel procurement and power marketing) activities expose us to risks of commodity price movements. We attempt to manage our exposure through enforcement of established risk limits and risk management procedures. These risk limits and risk management procedures may not always be followed or may not work as planned and cannot eliminate the risks associated with these activities. As a result, we cannot predict the impact that our energy trading and risk management decisions may have on our business, operating results or financial position.

         We routinely have open trading positions in the market, within established guidelines, resulting from the management of our trading portfolio. To the extent open trading positions exist, fluctuating commodity prices can improve or diminish our financial results and financial position.

         Our energy trading and risk management activities, including our power sales agreements with counterparties, rely on projections that depend heavily on judgments and assumptions by management of factors such as the future market prices and demand for power and other energy-related commodities. These factors become more difficult to predict and the calculations become less reliable the further into the future these estimates are made. Even when our policies and procedures are followed and decisions are made based on these estimates, results of operations may be diminished if the judgments and assumptions underlying those calculations prove to be wrong or inaccurate. Our policies and procedures do not typically require us to hedge the multitude of new trading positions taken daily in these activities.

OUR FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO SUCCESSFULLY OPERATE OUR ELECTRIC GENERATING FACILITIES.

         Our performance depends on the successful operation of our electric generating facilities. Operating electric generating facilities involves many risks, including:

     o   operator error and breakdown or failure of equipment or processes;

     o operating limitations that may be imposed by environmental or other regulatory requirements;

     o   labor disputes;

     o   fuel supply interruptions; and

     o catastrophic events such as fires, earthquakes, explosions, floods or other similar occurrences.

         A decrease or elimination of revenues from power produced by our electric generating facilities or an increase in the cost of operating the facilities would adversely affect our results of operations.

PARTIES WITH WHOM WE HAVE CONTRACTS MAY FAIL TO PERFORM THEIR OBLIGATIONS, WHICH COULD HARM OUR RESULTS OF OPERATIONS.

         We are exposed to the risk that counterparties that owe us money or energy will breach their obligations. Should the counterparties to these arrangements fail to perform, we may be forced to enter into alternative hedging arrangements or honor underlying commitments at then-current market prices that may exceed our contractual prices, which would cause our financial results to be diminished and we might incur losses. Although our estimates take into account the expected probability of default by a counterparty, our actual exposure to a default by a counterparty may be greater than the estimates predicted, resulting in a negative impact on our financial performance.

WE DO NOT FULLY HEDGE AGAINST PRICE CHANGES IN COMMODITIES.

         We routinely enter into contracts to purchase and sell electricity, natural gas and coal as part of our power marketing and energy trading operations and to procure fuel. In connection with these trading activities, we routinely enter into financial contracts, including futures and options, over-the counter options, swaps and other derivative contracts. These activities expose us to risks from price movements. If the values of the financial contracts change in a manner we do not anticipate, it could harm our financial position or reduce the financial contribution of our trading operations.

         We manage our exposure by establishing risk limits and entering into contracts to offset some of our positions (i.e., to hedge our exposure to demand, market effects of weather and other changes in commodity prices). However, we do not always hedge the entire exposure of our operations from commodity price volatility. To the extent we do not hedge against commodity price volatility, our results of operations and financial position may be improved or diminished based upon our success in the market.

WE ARE UNABLE TO PREDICT THE COURSE, RESULTS OR IMPACT, IF ANY, OF CURRENT OR FUTURE ENERGY MARKET INVESTIGATIONS.

         In February 2002, the FERC issued an order directing its staff to conduct a fact-finding investigation into whether any entity, including Enron Corp., manipulated short-term prices in electric energy or natural gas markets in the West or otherwise exercised undue influence over wholesale prices in the West, for the period January 1, 2000, forward. In April 2002, AEP furnished certain information to the FERC in response to their related data request.

         Pursuant to the FERC's February order, on May 8, 2002, the FERC issued further data requests, including requests for admissions, with respect to certain trading strategies engaged in by Enron Corp. and, allegedly, traders of other companies active in the wholesale electricity and ancillary services markets in the West, particularly California, during the years 2000 and 2001. This data request was issued to AEP as part of a group of over 100 entities designated by the FERC as all sellers of wholesale electricity and/or ancillary services to the California Independent System Operator and/or the California Power Exchange.

         The May 8, 2002 FERC data request required senior management to conduct an investigation into AEP's trading activities during 2000 and 2001 and to provide an affidavit as to whether AEP engaged in certain trading practices that the FERC characterized in the data request as being potentially manipulative. AEP's senior management complied with the order and denied its involvement with those trading practices.

         On May 21, 2002, the FERC issued a further data request with respect to this matter to AEP and over 100 other market participants requesting information for the years 2000 and 2001 concerning "wash," "round trip" or "sale/buy back" trading in the Western System Coordinating Council (WSCC), which involves the sale of an electricity product to another company together with a simultaneous purchase of the same product at the same price (collectively, wash sales). Similarly, on May 22, 2002, the FERC issued an additional data request with respect to this matter to AEP and other market participants requesting similar information for the same period with respect to the sale of natural gas products in the WSCC and Texas. After reviewing its records, AEP responded to the FERC that it did not participate in any "wash sale" transactions involving power or gas in the relevant market. AEP further informed the FERC that certain of its traders did engage in trades on the Intercontinental Exchange, an electronic electricity trading platform owned by a group of electricity trading companies, including AEP, on September 21, 2001, the day on which all brokerage commissions for trades on that exchange were donated to charities for the victims of the September 11, 2001 terrorist attacks, which do not meet the FERC criteria for a "wash sale" but do have certain characteristics in common with such sales.

         The PUCT also issued similar data requests to us and other power marketers. We responded to such data request by the July 2, 2002 response date. The U.S. Commodity Futures Trading Commission (CFTC) issued a subpoena to us on June 17, 2002 requesting information with respect to "wash sale" trading practices. We responded to the CFTC.

         In August 2002, AEP received an informal data request from the SEC asking it to voluntarily provide documents related to "round-trip" or "wash" trades and AEP has provided the requested information to the SEC. In March 2003, we received a subpoena from the SEC. The subpoena seeks additional information and is part of the SEC's formal investigative process. We responded to the subpoena in April 2003. AEP recently completed a review of its trading activities in the United States for the last three years involving sequential trades with the same terms and counterparties. The revenue from such trading is not material to either our financial statements or AEP's. We believe that substantially all these transactions involve economic substance and risk transference and do not constitute "wash sales".

         Management is unable to predict the course or outcome of these or any future energy market investigations or their impact, if any, on power commodity trading generally or, more specifically, on our trading operations or future results of operations and cash flows.

DIMINISHED LIQUIDITY IN THE WHOLESALE POWER MARKETS COULD NEGATIVELY IMPACT OUR EARNINGS

         The Enron Corp. bankruptcy and enhanced regulatory scrutiny have contributed to more rigorous credit rating review of wholesale power market participants. Credit downgrades of numerous other market participants have significantly reduced such participants' participation in the wholesale power markets. Likewise, numerous market participants have announced material scaling back of or exit from the wholesale power market business. These events are causing a decrease in the number of significant participants in the wholesale power markets, at least temporarily, which has resulted and could continue to result in a decrease in the volume and liquidity in the wholesale power markets. We are unable to predict the impact of such developments on our power marketing and trading business.

UNCERTAINTY REGARDING FERC PROPOSED SECURITY STANDARDS

         In July 2002, the FERC published for comment its proposed security standards as part of the Standards for Market Design (SMD). These standards are intended to ensure all market participants have a basic security program that effectively protects the electric grid and related market activities and require compliance by January 1, 2004. The impact of these proposed standards is far-reaching and has significant penalties for non-compliance. These standards apply to marketers, transmission owners, and power producers, including us. Compliance with these standards would represent a significant effort that will impact us. Unless the cost can be recovered from customers, results of operations and cash flows would be adversely affected.

                 RISKS RELATED TO MARKET OR ECONOMIC VOLATILITY

WE ARE SUBJECT TO RISKS ASSOCIATED WITH A CHANGING ECONOMIC ENVIRONMENT.

         In response to the occurrence of several recent events, including the September 11, 2001 terrorist attack on the United States, the ongoing war against terrorism by the United States, and the bankruptcy of Enron Corp., the financial markets have been disrupted in general, and the availability and cost of capital for our business and that of our competitors has been at least temporarily harmed. In addition, following the bankruptcy of Enron Corp., the credit ratings agencies initiated a thorough review of the capital structure and earnings power of energy companies, including us. These events could constrain the capital available to our industry and could limit our access to funding for our operations. Our business is capital intensive, and we are dependent upon our ability to access capital at rates and on terms we determine to be attractive. If our ability to access capital becomes significantly constrained, our interest costs will likely increase and our financial condition and future results of operations could be significantly harmed.

         The insurance industry has also been disrupted by these events. As a result, the availability of insurance covering risks we and our competitors typically insure against may decrease. In addition, the insurance we are able to obtain may have higher deductibles, higher premiums and more restrictive policy terms.

A DOWNGRADE IN OUR CREDIT RATING OR THAT OF AEP COULD NEGATIVELY AFFECT OUR ABILITY TO ACCESS CAPITAL AND/OR TO OPERATE OUR POWER TRADING BUSINESSES.

         Standard & Poor's and Moody's rate our senior, unsecured debt at BBB and Baa1, respectively. If Moody's or Standard & Poor's were to downgrade our long-term rating, particularly below investment grade, our borrowing costs would increase, which would diminish our financial results. In addition, we would likely be required to pay a higher interest rate in future financings, and our potential pool of investors and funding sources could decrease.

         On February 10, 2003, Moody's downgraded AEP's short-term debt rating to P-3 (with stable outlook) from P-2. On March 7, 2003, Standard & Poor's affirmed AEP's short-term rating of A-2 with stable outlook. As a result of the Moody's downgrade, AEP's access to the commercial paper market may be limited and our short-term debt borrowing costs may increase because we conduct our short-term borrowing through AEP and on the same terms available to AEP.

         Our power trading business relies on the investment grade ratings of our senior, unsecured debt. Most of our counterparties require the creditworthiness of an investment grade entity to stand behind transactions. If our rating were to decline below investment grade, our ability to profitably operate our power trading business would be diminished, because we would likely have to deposit cash or cash related instruments, which would reduce our profits.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

                  Twelve Months Period Ended                  Ratio
                  --------------------------                  -----
                  December 31, 1998                            3.32
                  December 31, 1999                            2.86
                  December 31, 2000                            2.64
                  December 31, 2001                            1.71
                  December 31, 2002                           (0.17)
                  March 31, 2003                               0.04

         For purposes of computing this ratio (a) earnings consist of net income before provision for income taxes and fixed charges and (b) fixed charges consist of interest expense and amortization of debt expense. For the twelve months period ended December 31, 2002 and March 31, 2003, the Ratio of Earnings to Fixed Charges was deficient by $25,780,000 and $20,218,000, respectively.

                                 USE OF PROCEEDS

         The exchange offer is intended to satisfy our obligations under the Registration Rights Agreement that we entered into in connection with the private offering of the outstanding Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes in the exchange offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding Notes, the terms of which are identical in all material respects to the Exchange Notes. The outstanding Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in our capitalization.

         We received net proceeds of approximately $222 million from the offering and sale of the outstanding Notes, after deducting discounts, commissions and other expenses of the offering of the outstanding Notes payable by us.

         The net proceeds from the offering of the outstanding Notes were used for general corporate purposes relating to our utility business, including the repayment of advances from our affiliates. Such advances from our affiliates were used by us to repurchase a portion of our debt. Our affiliates used a significant portion of the earlier proceeds to repay a significant portion of AEP's $1.725 billion corporate separation credit facility, of which $1.3 billion was outstanding as of December 31, 2002.

                    SELECTED HISTORICAL FINANCIAL INFORMATION

         The following selected historical financial information for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 have been derived from the audited financial statements of Texas North.

         You should read the following table in conjunction with our "Management's Narrative Analysis of Results of Operations" and consolidated financial statements and the related notes that are incorporated by reference in this prospectus.

                                                                    Year Ended December 31,
                                            ----------------------------------------------------------------------
                                                2002           2001          2000           1999           1998
                                            -----------    -----------   -----------    -----------    -----------
                                                                       (in thousands)
INCOME STATEMENTS DATA:
  Operating Revenues                        $   450,740    $   556,458   $   571,064    $   445,709    $   424,953
  Operating Expenses                            442,869        523,068       518,723        391,910        365,677
                                            -----------    -----------   -----------    -----------    -----------
  Operating Income                                7,871         33,390        52,341         53,799         59,276
  Nonoperating Items, Net                          (703)         2,195        (1,675)         2,488          2,712
  Interest Charges                               20,845         23,275        23,216         24,420         24,263
                                            -----------    -----------   -----------    -----------    -----------
  Income (Loss) Before Extraordinary Item       (13,677)        12,310        27,450         31,867         37,725
  Extraordinary Loss                                 --             --            --         (5,461)            --
                                            -----------    -----------   -----------    -----------    -----------
  Net Income (Loss)                             (13,677)        12,310        27,450         26,406         37,725
  Preferred Stock Dividend Requirements             104            104           104            104            104
                                            -----------    -----------   -----------    -----------    -----------
  Earnings (Loss) Applicable to
   Common Stock                             $   (13,781)   $    12,206   $    27,346    $    26,302    $    37,621
                                            ===========    ===========   ===========    ===========    ===========


                                                                    Year Ended December 31,
                                            ----------------------------------------------------------------------
                                                2002           2001          2000           1999           1998
                                            -----------    -----------   -----------    -----------    -----------
                                                                       (in thousands)
BALANCE SHEETS DATA:
  Electric Utility Plant                    $ 1,201,747    $ 1,260,872   $ 1,229,339    $ 1,182,544    $ 1,146,582
  Accumulated Depreciation and
   Amortization                                 521,792        546,162       515,041        495,847        473,503
                                            -----------    -----------   -----------    -----------    -----------
  Net Electric Utility Plant                $   679,955    $   714,710   $   714,298    $   686,697    $   673,079
                                            ===========    ===========   ===========    ===========    ===========

  Total Assets                              $   877,175    $   864,875   $ 1,087,504    $   861,205    $   819,446
                                            ===========    ===========   ===========    ===========    ===========

  Common Stock and Paid-in Capital          $   139,565    $   139,565   $   139,565    $   139,565    $   139,565
  Accumulated Other Comprehensive
   Income (Loss)                                (30,763)            --            --             --             --
  Retained Earnings                              71,942        105,970       122,588        113,242        114,940
                                            -----------    -----------   -----------    -----------    -----------
  Total Common Shareholder's Equity         $   180,744    $   245,535   $   262,153    $   252,807    $   254,505
                                            ===========    ===========   ===========    ===========    ===========

  Cumulative Preferred Stock:
   Not Subject to Mandatory Redemption      $     2,367    $     2,367   $     2,367    $     2,367    $     2,368
                                            ===========    ===========   ===========    ===========    ===========
  Long-term Debt (a)                        $   132,500    $   255,967   $   255,843    $   303,686    $   303,518
                                            ===========    ===========   ===========    ===========    ===========

  Total Capitalization and Liabilities      $   877,175    $   864,875   $ 1,087,504    $   861,205    $   819,446
                                            ===========    ===========   ===========    ===========    ===========

(a) INCLUDING PORTION DUE WITHIN ONE YEAR.

                        SELECTED PRO FORMA FINANCIAL DATA

         The following selected unaudited pro forma financial data gives effect to the proposed legal separation of the Generation-Related Business from Texas North and the transfer of such assets to another entity as if legal separation had occurred at the beginning of each period presented. The following data assumes the transfer of such assets would be accounted for based on their historical costs. Texas North, after such legal separation, is called "Pro Forma Texas North Wires" for purposes of the following pro forma financial data and the notes thereto. The selected unaudited pro forma financial data is not necessarily indicative of the actual operating outcomes that would have resulted had the legal separation been consummated on the dates indicated and should not be construed as necessarily indicative of future operating results or financial position. Our financial results for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for an entire year.

                             AEP TEXAS NORTH COMPANY
                     UNAUDITED PRO FORMA STATEMENT OF INCOME
                    FOR THE THREE MONTHS ENDED MARCH 31, 2003

                                                                         PRO FORMA
                                                            PRO FORMA   TEXAS NORTH
                                              HISTORICAL   ADJUSTMENT      WIRES
                                              ----------   ----------   -----------
                                                         (in thousands)
OPERATING REVENUES:
   Electric Generation ....................... $ 80,369   $(80,369)(a)   $     --
   Electric Transmission and Distribution ....   33,124         -- (a)     33,124
   Sales to AEP Affiliates ...................    2,769        (44)(a)      2,725
                                               --------   --------       --------
     TOTAL OPERATING REVENUES ................  116,262    (80,413)        35,849
                                               --------   --------       --------

OPERATING EXPENSES:
   Fuel for Electric Generation ..............   17,546    (17,546)(a)         --
   Purchased Electricity for Resale ..........   24,778    (24,778)(a)         --
   Purchased Electricity from AEP Affiliates .   19,345    (19,345)(a)         --
   Other Operation ...........................   20,619     (5,549)(b)     15,070
   Maintenance ...............................    4,141     (2,074)(b)      2,067
   Depreciation and Amortization .............    9,532     (2,075)(c)      7,457
   Taxes Other Than Income Taxes .............    6,033     (2,559)(d)      3,474
   Income Taxes ..............................    4,403     (1,767)(e)      2,636
                                               --------   --------       --------
     TOTAL OPERATING EXPENSES ................  106,397    (75,693)        30,704
                                               --------   --------       --------

OPERATING INCOME .............................    9,865     (4,720)         5,145
NONOPERATING INCOME ..........................   13,463     (1,493)(f)     11,970
NONOPERATING EXPENSES ........................   11,559       (378)(f)     11,181
NONOPERATING INCOME TAX EXPENSE (CREDIT) .....      339       (167)(e)        172
INTEREST CHARGES .............................    4,665     (1,347)(g)      3,318
                                               --------   --------       --------
NET INCOME BEFORE CUMULATIVE EFFECT OF
   ACCOUNTING CHANGES ........................ $  6,765   $ (4,321)      $  2,444
                                               ========   ========       ========


See accompanying notes.

                             AEP TEXAS NORTH COMPANY
                        UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 2003

                                                                              PRO FORMA
                                                             PRO FORMA       TEXAS NORTH
                                             HISTORICAL      ADJUSTMENT          WIRES
                                            -----------    ------------      -----------
                                                          (in thousands)
ASSETS
ELECTRIC UTILITY PLANT:
   Production ...........................   $   354,117    $  (354,117)(h)   $        --
   Transmission .........................       255,343         (4,152)(i)       251,191
   Distribution .........................       446,150             -- (i)       446,150
   General ..............................       109,200        (12,199)(j)        97,001
   Construction Work in Progress ........        39,991         (5,755)(j)        34,236
                                            -----------    -----------       -----------
     Total Electric Utility Plant .......     1,204,801       (376,223)          828,578
   Accumulated Depreciation and
     Amortization .......................       518,631       (183,086)(k)       335,545
                                            -----------    -----------       -----------
   NET ELECTRIC UTILITY PLANT ...........       686,170       (193,137)          493,033
                                            -----------    -----------       -----------

OTHER PROPERTY AND INVESTMENTS ..........         1,065         (1,002)(l)            63
                                            -----------    -----------       -----------

LONG-TERM RISK MANAGEMENT ASSETS ........         4,433         (4,433)(h)            --
                                            -----------    -----------       -----------

CURRENT ASSETS:
   Cash and Cash Equivalents ............         4,681            (41)(m)         4,640
   Advances to Affiliates ...............         8,460         (8,460)(m)            --
   Accounts Receivable:
     Customers ..........................        32,776        (13,355)(n)        19,421
     Affiliated Companies ...............        37,796        (11,992)(n)        25,804
     Allowance for Uncollectible Accounts        (4,728)            -- (n)        (4,728)
   Fuel Inventory .......................         8,916         (8,916)(h)            --
   Materials and Supplies ...............        10,029         (5,508)(o)         4,521
   Accrued Utility Revenues .............         5,591             -- (q)         5,591
   Risk Management Assets ...............         3,411         (3,411)(h)            --
   Prepayments and Other ................         1,198           (493)(p)           705
                                            -----------    -----------       -----------
     TOTAL CURRENT ASSETS ...............       108,130        (52,176)           55,954
                                            -----------    -----------       -----------

REGULATORY ASSETS .......................        44,165         (4,888)(p)        39,277
                                            -----------    -----------       -----------

DEFERRED CHARGES ........................        27,481         (7,416)(r)        20,065
                                            -----------    -----------       -----------

     TOTAL ASSETS .......................   $   871,444    $  (263,052)      $   608,392
                                            ===========    ===========       ===========



See accompanying notes.

                             AEP TEXAS NORTH COMPANY
                        UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 2003

                                                                              PRO FORMA
                                                             PRO FORMA       TEXAS NORTH
                                              HISTORICAL     ADJUSTMENT         WIRES
                                             -----------    ------------     -----------
                                                          (in thousands)
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
   Common Stock - $25 Par Value:
      Authorized - 7,800,000 Shares
      Outstanding - 5,488,560 Shares .......   $ 137,214    $ (46,823)(m)   $  90,391
   Paid-in Capital .........................       2,351         (802)(m)       1,549
   Accumulated Other Comprehensive
     Income (Loss) .........................     (31,191)      11,426(t)      (19,765)
   Retained Earnings .......................      76,782       (3,250)(s)      73,532
                                               ---------    ---------       ---------
        Total Common Shareholder's Equity ..     185,156      (39,449)        145,707
   Cumulative Preferred Stock Not Subject to
     Mandatory Redemption ..................       2,367         (807)(m)       1,560
   Long-term Debt ..........................     333,473     (104,167)(m)     229,306
                                               ---------    ---------       ---------
         TOTAL CAPITALIZATION ..............     520,996     (144,423)        376,573
                                               ---------    ---------       ---------

OTHER NONCURRENT LIABILITIES ...............      41,859      (23,918)(u)      17,941
                                               ---------    ---------       ---------

CURRENT LIABILITIES:
   Long-term Debt Due Within One Year ......      24,036       (4,976)(m)      19,060
   Accounts Payable - General ..............      17,297      (12,660)(n)       4,637
   Accounts Payable - Affiliated Companies .      37,152      (27,159)(n)       9,993
   Advances from Affiliates ................          --       27,829 (m)      27,829
   Customer Deposits .......................         320         (320)(u)          --
   Taxes Accrued ...........................      25,425      (13,926)(v)      11,499
   Interest Accrued ........................       4,847       (1,430)(w)       3,417
   Risk Management Liabilities .............       4,761       (4,761)(h)          --
   Other ...................................       8,237       (2,806)(v)       5,431
                                               ---------    ---------       ---------
         TOTAL CURRENT LIABILITIES .........     122,075      (40,209)         81,866
                                               ---------    ---------       ---------

DEFERRED INCOME TAXES ......................     113,465      (45,350)(x)      68,115
                                               ---------    ---------       ---------
DEFERRED INVESTMENT TAX CREDITS ............      21,130       (5,440)(x)      15,690
                                               ---------    ---------       ---------
LONG-TERM RISK MANAGEMENT LIABILITIES ......       2,300       (2,300)(h)          --
                                               ---------    ---------       ---------
REGULATORY LIABILITIES AND DEFERRED CREDITS       49,619       (1,412)(r)      48,207
                                               ---------    ---------       ---------
       TOTAL CAPITALIZATION AND LIABILITIES    $ 871,444    $(263,052)      $ 608,392
                                               =========    =========       =========


See accompanying notes.

                             AEP TEXAS NORTH COMPANY
                     UNAUDITED PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2002

                                                                             PRO FORMA
                                                             PRO FORMA      TEXAS NORTH
                                              HISTORICAL     ADJUSTMENT        WIRES
                                             -----------    ------------    -----------
                                                          (in thousands)
OPERATING REVENUES:
   Electric Generation .....................   $ 136,962    $(136,962)(a)   $      --
   Electric Transmission and Distribution ..      73,353       39,313 (a)     112,666
   Sales to AEP Affiliates .................     240,425     (181,467)(a)      58,958
                                               ---------    ---------       ---------
     TOTAL OPERATING REVENUES ..............     450,740     (279,116)        171,624
                                               ---------    ---------       ---------

OPERATING EXPENSES:
   Fuel for Electric Generation ............     100,466     (100,466)(a)          --
   Purchased Electricity for Resale ........      80,391      (80,391)(a)          --
   Purchased Electricity from AEP Affiliates      37,582      (37,582)(a)          --
   Other Operation .........................     104,960      (29,328)(b)      75,632
   Asset Impairment ........................      42,898      (42,898)(a)          --
   Maintenance .............................      22,295      (12,776)(b)       9,519
   Depreciation and Amortization ...........      43,620      (12,460)(c)      31,160
   Taxes Other Than Income Taxes ...........      22,471       (8,743)(d)      13,728
   Income Tax Expense (Credit) .............     (11,814)      18,590 (e)       6,776
                                               ---------    ---------       ---------
     TOTAL OPERATING EXPENSES ..............     442,869     (306,054)        136,815
                                               ---------    ---------       ---------

OPERATING INCOME ...........................       7,871       26,938          34,809
NONOPERATING INCOME ........................      53,763       (1,332)(f)      52,431
NONOPERATING EXPENSES ......................      54,755        1,226 (f)      55,981
NONOPERATING INCOME TAX EXPENSE (CREDIT) ...        (289)        (837)(e)      (1,126)
INTEREST CHARGES ...........................      20,845       (6,065)(g)      14,780
                                               ---------    ---------       ---------
NET INCOME (LOSS) ..........................   $ (13,677)   $  31,282       $  17,605
                                               =========    =========       =========


See accompanying notes.

                             AEP TEXAS NORTH COMPANY
                     UNAUDITED PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                             PRO FORMA
                                                             PRO FORMA      TEXAS NORTH
                                              HISTORICAL     ADJUSTMENT        WIRES
                                             -----------    ------------    -----------
                                                          (in thousands)
OPERATING REVENUES:
   Electricity Generation ..................   $ 368,741    $(368,741)(a)   $      --
   Electricity Transmission and Distribution     169,036      (20,068)(a)     148,968
   Sales to AEP Affiliates .................      18,681      (11,236)(a)       7,445
                                               ---------    ---------       ---------
       TOTAL OPERATING REVENUES ............     556,458     (400,045)        156,413
                                               ---------    ---------       ---------

OPERATING EXPENSES:
   Fuel for Electric Generation ............     177,140     (177,140)(a)          --
   Purchased Electricity for Resale ........      70,395      (70,395)(a)          --
   Purchased Electricity from AEP Affiliates      56,656      (56,656)(a)          --
   Other Operation .........................     111,248      (27,338)(b)      83,910
   Maintenance .............................      22,343      (13,758)(b)       8,585
   Depreciation and Amortization ...........      50,705      (18,785)(c)      31,920
   Taxes Other Than Income Taxes ...........      28,319      (14,508)(d)      13,811
   Income Taxes ............................       6,262       (6,694)(e)        (432)
                                               ---------    ---------       ---------
       TOTAL OPERATING EXPENSES ............     523,068     (385,274)        137,794
                                               ---------    ---------       ---------

OPERATING INCOME ...........................      33,390      (14,771)         18,619
NONOPERATING INCOME ........................      12,199       (4,643)(f)       7,556
NONOPERATING EXPENSES ......................      10,695       (1,422)(f)       9,273
NONOPERATING INCOME TAX EXPENSE (CREDIT) ...        (691)        (106)(e)        (797)
INTEREST CHARGES ...........................      23,275       (6,440)(g)      16,835
                                               ---------    ---------       ---------
NET INCOME .................................   $  12,310    $ (11,446)      $     864
                                               =========    =========       =========


See accompanying notes.

                             AEP TEXAS NORTH COMPANY
                     UNAUDITED PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                             PRO FORMA
                                                             PRO FORMA      TEXAS NORTH
                                              HISTORICAL     ADJUSTMENT        WIRES
                                             -----------    ------------    -----------
                                                          (in thousands)
OPERATING REVENUES:
   Electric Generation .....................   $ 376,206    $(376,206)(a)   $      --
   Electric Transmission and Distribution ..     176,204      (27,140)(a)     149,064
   Sales to AEP Affiliates .................      18,654       (6,658)(a)      11,996
                                               ---------    ---------       ---------
       TOTAL OPERATING REVENUES ............     571,064     (410,004)        161,060
                                               ---------    ---------       ---------

OPERATING EXPENSES:
   Fuel for Electric Generation ............     183,154     (183,154)(a)          --
   Purchased Electricity for Resale ........      68,080      (68,080)(a)          --
   Purchased Electricity from AEP Affiliates      57,773      (57,773)(a)          --
   Other Operation .........................      93,078      (25,088)(b)      67,990
   Maintenance .............................      21,241      (11,733)(b)       9,508
   Depreciation and Amortization ...........      55,172      (17,564)(c)      37,608
   Taxes Other Than Income Taxes ...........      25,321      (12,661)(d)      12,660
   Income Taxes ............................      14,904       (9,816)(e)       5,088
                                               ---------    ---------       ---------
       TOTAL OPERATING EXPENSES ............     518,723     (385,869)        132,854
                                               ---------    ---------       ---------

OPERATING INCOME ...........................      52,341      (24,135)         28,206
NONOPERATING INCOME ........................       9,530       (1,546)(f)       7,984
NONOPERATING EXPENSES ......................      12,664       (1,298)(f)      11,366
NONOPERATING INCOME TAX EXPENSE (CREDIT) ...      (1,459)     152 (e)          (1,307)
INTEREST CHARGES ...........................      23,216       (6,535)(g)      16,681
                                               ---------    ---------       ---------
NET INCOME .................................   $  27,450    $ (18,000)      $   9,450
                                               =========    =========       =========


See accompanying notes

              NOTES TO UNAUDITED SELECTED PRO FORMA FINANCIAL DATA

(a) Electric Generation, Fuel for Electric Generation, Purchased Electricity for Resale, Purchased Electricity from AEP Affiliates and Asset Impairment have been allocated 100% to the Generation-Related Business, as they pertain entirely to that business. Sales to AEP Affiliates which pertain to wholesale power sales either within the AEP Power Pool or directly to other AEP affiliates who are not pool participants and therefore, have been allocated 100% to the Generation-Related Business. These revenues and expenses have been eliminated from Pro Forma Texas North Wires. The descriptive names for these revenues and expenses were changed in the first quarter of 2003.

(b) Other Operation and Maintenance expenses have been allocated to Pro Forma Texas North Wires based on specific identifiable expenses, number of employees or assets related to the transmission and distribution electric utility assets.

(c) Depreciation and Amortization expenses have been allocated to Pro Forma Texas North Wires based on the respective transmission and distribution electric utility assets.

(d) Taxes Other Than Income Taxes have been allocated to Pro Forma Texas North Wires based on number of employees, assets, or revenues related to the transmission and distribution electric utility assets.

(e) Income Taxes and Nonoperating Income Tax Expense (Credit) have been allocated to Pro Forma Texas North Wires based on the related income and temporary differences.

(f) Nonoperating Income and Nonoperating Expenses related to merchandising have been allocated 100% to Pro Forma Texas North Wires. No power trading gains or losses have been allocated to Pro Forma Texas North Wires. Allowance for funds used during construction has been allocated to Pro Forma Texas North Wire based on the related construction work in progress.

(g) Interest Charges have been allocated to Pro Forma Texas North Wires based on the respective allocation of long term and short term debt.

(h) Electric Utility Plant - Production, Fuel Inventory and Risk Management assets and liabilities have been allocated 100% to the Generation-Related Business as they pertain entirely to that business. These assets and liabilities have been eliminated from Pro Forma Texas North Wires.

(i) Electric Utility Plant - Pro Forma Texas North Wires has been allocated 100% of the transmission and distribution electric utility assets with the exception of the assets related to the generator step-up transformers and associated breakers, which relate to and have been allocated to the Generation Related Business.

(j) Electric Utility Plant - General and Construction Work-in-Progress have been allocated to Pro Forma Texas North Wires based on the specific use of that plant, and the intended in service plant classification, respectively.

(k) Accumulated Depreciation and Amortization has been allocated to Pro Forma Texas North Wires based on the respective transmission and distribution electric utility assets.

(l) Other Property and Investments have been allocated to Pro Forma Texas North Wires based on the specific use of those investments.

(m) Cash and Cash Equivalents, Advances to/from Affiliates, Common Stock, Paid-in Capital, Preferred Stock and Long-term debt have been allocated to Pro Forma Texas North Wires based on retaining the same debt to equity ratio that would be calculated on a consolidated basis.

(n) Accounts Receivable and the related allowances have been allocated to Pro Forma Texas North Wires based on the specific identifiable accounts. Accounts Payable has been allocated to Pro Forma Texas North Wires based on specific identification or nature of the underlying liability. All receivables and corresponding allowances and payables that pertain to wholesale power sales or trading have been allocated 100% to the Generation-Related Business, and therefore, have been eliminated from Pro Forma Texas North Wires.

(o) Materials and Supplies have been allocated based on specific identifiable assets of Pro Forma Texas North Wires.

(p) Prepayments, Other Current Assets and Regulatory Assets have been allocated to Pro Forma Texas North Wires based on the specific nature of the underlying assets.

(q)  Accrued Utility Revenues are allocated 100% to Pro Forma Texas North Wires.

(r) Deferred Charges and Deferred Credits are items such as, deferred property taxes, customer advances and deferred revenues that are allocated to Pro Forma Texas North Wires based on specific identification, underlying assets, related revenues or number of employees, related to the transmission and distribution electric utility assets.

(s) Retained Earnings has been allocated to Pro Forma Texas North Wires based on retaining the same debt to equity ratio that would be calculated on a combined basis.

(t) Accumulated Other Comprehensive Income has been allocated to Pro Forma Texas North Wires based on the specific nature of the underlying components.

(u) Other Noncurrent Liabilities and Customer Deposits have been allocated to Pro Forma Texas North Wires based on the nature of the liability, underlying assets, number of employees or specific identification.

(v) Taxes Accrued and Other Liabilities have been allocated to Pro Forma Texas North Wires based on the nature of the liability, number of employees, underlying assets or related revenues related to the transmission and distribution electric utility assets.

(w) Interest Accrued has been allocated to Pro Forma Texas North Wires based on the respective allocation of long term and short term debt.

(x) Deferred Income Taxes and Deferred Investment Tax Credits have been allocated to Pro Forma Texas North Wires based on the temporary differences associated with Pro Forma Texas North Wires and the investment tax credits generated from transmission and distribution electric utility assets.

                             AEP TEXAS NORTH COMPANY

OVERVIEW

         AEP Texas North Company (Texas North), formerly West Texas Utilities Company, is a wholly owned subsidiary of AEP engaged in the generation, transmission and distribution of electricity in the western and central portion of Texas in ERCOT and a very small area of Southwest Power Pool (SPP) located in the northern portion of Texas North's service area (approximately 3% of Texas North). The State of Texas has enacted electricity restructuring legislation, SB7, which required the legal separation of generation and retail-related assets from transmission and distribution assets. In May 2000, Texas North and certain affiliates filed the Business Separation Plan with the PUCT, which, after certain revisions, was subsequently approved by the PUCT and, unless revised by Texas North, will be implemented upon final regulatory approval by the SEC, which is currently pending. In accordance with the Business Separation Plan and SB7, Mutual Energy was established prior to the start of retail competition in January 2002 and was sold in December 2002.

         Currently, Texas North's operations are:

    o ELECTRIC DISTRIBUTION - Through REPs owned by third parties, Texas North provides distribution service to approximately 190,000 retail customers in west and central Texas, including the cities of Abilene and San Angelo. Texas North's service territory includes 44 counties and covers approximately 53,000 square miles. Distribution services are provided under tariffs approved by the PUCT.

    o ELECTRIC TRANSMISSION - Texas North's electric transmission business provides non-discriminatory wholesale open access transmission service in ERCOT. ERCOT is an independent system operator wholly within the State of Texas and subject to the jurisdiction of the PUCT. Texas North charges for the use of its transmission system to deliver power under tariffs approved by the FERC consistent with the transmission rules of the PUCT.

    o ELECTRIC GENERATION - Texas North owns 1,392 MW of generating capacity including 377 MW of coal-fired generation, 10 MW of diesel generation, 6 MW of wind generation and 999 MW of natural gas-fired generation. Texas North's coal-fired generation assets are jointly owned with third parties. Texas North has placed five gas plants (390 MW) in long-term storage in response to low market prices in the ERCOT market. Three other gas plants are currently operating pursuant to contracts with ERCOT that provide for the cost of operating those units. ERCOT uses the generation from these contracts to maintain system reliability. However, these contracts expire at the end of 2003 and may not be extended depending on reliability assessment of the ERCOT independent system operator.

ERCOT MARKET FRAMEWORK

         Texas North is a member of ERCOT, which is an intrastate network of retail customers, investor and municipally owned electric utilities, rural electric cooperatives, river authorities, independent generators, power marketers and REPs. ERCOT serves as the regional reliability coordinating council for member electric power systems in Texas. ERCOT's control area consists of the State of Texas other than a portion of the panhandle and a portion of the eastern part of the state bordering Louisiana that are in the SPP. The ERCOT independent system operator is responsible for maintaining reliable operations of the bulk electric power supply system in the ERCOT market. Its responsibilities include ensuring that information relating to a customer's choice of REP is conveyed in a timely manner to anyone needing the information. It is also responsible for ensuring that electricity production and delivery are accurately accounted for among the generation resources and wholesale buyers and sellers in the ERCOT market. Unlike independent systems operators in other regions of the country, ERCOT is not a centrally dispatched power pool, and the ERCOT independent system operator does not procure energy on behalf of its members other than to maintain the reliable operations of the transmission system. Members are responsible for contracting their energy requirements bilaterally. ERCOT also serves as agent for procuring ancillary services for those who elect not to provide their own ancillary service requirement.

         The ERCOT market operates under the reliability standards set by the NERC. The PUCT has primary jurisdiction over the ERCOT market to ensure the adequacy and reliability of electricity across the state's main interconnected power grid.

         Texas North's electric transmission business contributes financial support to the operation of the ERCOT independent system operator and all ERCOT members through the payment of fees and other expenses. The transmission business has planning, design, construction, operation and maintenance responsibility for its transmission grid and for its load serving substations. The transmission business is participating with the ERCOT independent system operator and other ERCOT utilities to plan, design, obtain regulatory approval for and construct new transmission lines necessary to increase bulk power transfer capability and to remove existing limitations on the ERCOT transmission grid.

         Apart from various rural electric cooperatives and municipalities, there are no other transmission and distribution utilities in Texas North's service area. In order for another provider of transmission and distribution services to provide such services in Texas North's territory, it would be required to obtain a certificate of convenience and necessity in proceedings before the PUCT. As of the date of this prospectus, no proceedings have been sought to grant such a certificate, other than minor boundary changes that arise in the ordinary course of business.

CUSTOMER BASE

         Texas North provides transmission and distribution and generation services to municipalities, electric cooperatives, other distribution companies and approximately 49 REPs, including Mutual Energy, in its certificated service area. Texas North anticipates that more than half of its revenues from REPs for 2003 will come from Mutual Energy.

CAPITAL EXPENDITURES

         The following table shows our construction expenditures during 2000, 2001 and 2002 and current estimates of 2003 construction expenditures, in each case including allowance for funds used during construction but excluding assets acquired under leases.

                                2000          2001          2002         2003
                               ACTUAL        ACTUAL        ACTUAL      ESTIMATE
                                                 (IN MILLIONS)
Generation...............      $  19         $   8         $   3         $   9
Transmission.............         24            19            11            16
Distribution.............         20            10            28            22
General..................          2             3             1             0
                               -----         -----         -----         -----
     TOTAL...............      $  65         $  40         $  43         $  47
                               =====         =====         =====         =====

         Our construction program is reviewed continuously and is revised from time to time in response to changes in estimates of customer demand, business and economic conditions, the cost and availability of capital, environmental requirements and other factors. Changes in construction schedules and costs, and in estimates and projections of needs for additional facilities, as well as variations from currently anticipated levels of net earnings, federal income and other taxes, and other factors affecting cash requirements, may increase or decrease the estimated capital requirements for our construction program.

REGULATION

         Texas North is subject to regulation by the SEC under the 1935 Act as a utility owned by an electric holding company registered under the 1935 Act. The 1935 Act directs the SEC to regulate, among other things, issuances of securities, sales or acquisitions of assets, intra-corporate transactions and permitted lines of business.

         Texas North is subject to regulation by various federal, state and local governmental agencies. Texas North's transmission and distribution rates and services are regulated by the PUCT and the FERC. Texas North conducts its operations pursuant to a certificate of convenience and necessity issued by the PUCT that covers its present service area and facilities. Texas North holds non-exclusive franchises from the incorporated municipalities in its service territory. These franchises give it the right to operate its transmission and distribution system within the streets and public ways of these municipalities for the purpose of delivering electric service to the municipality and its residents and businesses.

         Historically, Texas North paid the incorporated municipalities in its service territory a franchise fee based on a formula that was usually a percentage of revenues received from electricity sales for consumption within each municipality. Since January 1, 2002, Texas North has paid franchise fees based upon kilowatt-hour sales within the city limits of the incorporated municipalities. Texas North expects the franchise fees payable to remain consistent with the fees paid by it prior to January 1, 2002; however, the new fees could be higher if electricity sales increase. Texas North will only be able to adjust its rates to recover such an increase through a general rate case in which all of its expenses and revenues would be subject to review by the PUCT.

TEXAS RESTRUCTURING

         Signed into law in June of 1999, SB7 substantially amended the regulatory structure governing electric utilities in Texas in order to allow retail electric competition for all customers. SB7 gave Texas customers the opportunity to choose their REP beginning January 1, 2002, provided a "price to beat" for residential and small commercial customers and required each utility to legally separate into a REP, a power generation company, and a transmission and distribution utility. Under SB7, neither the power generation company nor the REP is subject to traditional cost of service regulation. The transmission and distribution utility remains subject to traditional utility rate regulation.

         Under SB7, a REP obtains its electricity from power generation companies, exempt wholesale generators and other generating entities and provides services at generally unregulated rates, except that the prices that may be charged to residential and small commercial customers by REPs affiliated with a utility within the affiliated utility's service area are set by the PUCT until certain conditions in SB7 are met. This set price is referred to as the "price to beat" rate (PTB).

         The PTB rate was required to be offered by an affiliate REP to all residential and small commercial customers (with a peak usage of less than 1,000
KW) effective January 1, 2002. Centrica, as the purchaser of Mutual Energy, has assumed responsibility for offering the PTB to residential and small commercial customers in Texas North's ERCOT service territory. The initial PTB was a rate 6% below bundled rates in effect on January 1, 1999 adjusted for any changes in fuel costs as of December 31, 2001. The PTB must be offered to residential and small commercial customers until January 1, 2007. Customers with a peak usage of more than 1,000 KW are not eligible for the PTB.

         While customer choice in the non-ERCOT portion of Texas has been delayed either by legislative mandate or order of the PUCT, customer choice in ERCOT has demonstrated some success. As of June 2003, well over 900,000 customers have switched to competitive REPs. In the large commercial and industrial markets, more than 50% of these customers are purchasing their power under a competitive contract.

         In the Texas wholesale market, the current market rules continue to be modified to enhance market liquidity and transparency, and prevent market manipulation. One of the more significant issues, the direct assignment of intra-zonal congestion costs has yet to be resolved. To address this issue, the PUCT initiated a project to evaluate various alternatives including a change in market design to focus on the levels of power moving through transmission substations rather than the current model that focuses on the amount of congestion between four zones. It is unclear what model the PUCT will adopt. The PUCT has targeted 2006 as the date for implementation of a modified market design.

TEXAS NORTH RESTRUCTURING

         SB7 required each Texas utility to submit a plan to legally separate its business activities into a REP, a power generation company, and a transmission and distribution utility. Pursuant to SB7, Texas North and certain affiliates filed the Business Separation Plan in May 2000 that the PUCT approved in October 2001. In November 2001, Texas North and certain affiliates filed to update portions of the Plan. The PUCT issued a final order approving the modified Business Separation Plan in February 2002. The Business Separation Plan will be implemented, unless revised by Texas North, upon final regulatory approval by the SEC, which is currently pending. With respect to Texas North, the Business Separation Plan provides for the legal transfer of Texas North's generation-related assets to an affiliate, the formation of various REPs, including Mutual Energy, and the establishment of Texas North as the transmission and distribution utility.

         In October 2001 unbundled transmission and distribution rates were approved for Texas North through the UCOS Proceeding. As part of the sale of Mutual Energy to Centrica, Centrica assumed all of the rights and obligations of an affiliated REP, including the provision of PTB service and the obligation to provide data necessary for the 2004 true-up proceeding. Texas North has contracted with Centrica to supply approximately 90% of Mutual Energy's power requirements for a two year period at costs that are indexed in part to fuel prices.

2004 TRUE-UP PROCEEDING

         Beginning as early as January 2004, the PUCT will conduct true-up proceedings for each investor-owned utility, its affiliated REP and affiliated power generation company. The purpose of the 2004 true-up proceeding is to (i) quantify and reconcile the amount of stranded costs and generation-related regulatory assets that have not been securitized; (ii) conduct a true-up of the PUCT Excess Cost Over Market (ECOM) model for 2002 and 2003 to reflect market prices determined in required capacity auctions; (iii) establish final fuel recovery balances and; (iv) determine the PTB clawback component. The 2004 true-up proceeding will generally result in either additional charges or credits to retail customers through transmission and distribution rates collected by their REPs and remitted to the utility. Texas North has no stranded costs or any other regulatory assets associated with the generating assets that will be considered as part of the 2004 true-up proceeding.

         FUEL UNDER RECOVERY COMPONENT - The amount Texas North recovers in the 2004 true-up proceeding could be reduced by any disallowance of the final fuel balance approved by the PUCT in the final fuel reconciliation filed on June 3, 2002. Our fuel reconciliation requests approval for $294 million in fuel costs associated with serving customers for the period beginning July 1, 2000 and ending December 31, 2001. Our fuel reconciliation filing also reflects a fuel under-recovery balance, as of December 31, 2001, of $27.5 million, including interest. In March 2003, the panel in this proceeding filed a Proposal for Decision (PFD). The PFD recommended that Texas North's under-recovered retail fuel balance be reduced by approximately $12.5 million. On May 22, 2003, the PUCT considered the PFD for approval and issuance of a final order. The Commission upheld most of the recommendations of the PFD, however, they did reverse the PFD on one issue that would decrease the proposed reduction by approximately $2.3 million. Additionally, the Commission ordered that two issues be remanded for further consideration and withheld a final order pending the resolution of the remand issues. A final order from the PUCT is now expected in the fourth quarter of 2003. Any under-recovery, plus interest thereon, will be recovered from customers as a component of the 2004 true-up proceeding.

         PRICE TO BEAT CLAWBACK COMPONENT - The amount Texas North recovers in the 2004 true-up proceeding could be reduced (or the amount Texas North must refund could be increased) by the PTB clawback component. If Mutual Energy (which is no longer affiliated with Texas North) continues to serve 60% or more of Texas North's PTB load by January 1, 2004 and the PTB (reduced by non-bypassable wires charges) exceeds the market price of electricity, any excess must be credited to customers of Texas North in the 2004 true-up proceeding, by up to $150 per customer, subject to certain adjustments. SB7 provides that Mutual Energy effectively indemnifies Texas North for any PTB clawback amounts assessed on Texas North. The Mutual Energy sale agreement provides that Centrica (as purchaser of Mutual Energy WTU) and CSW (the intermediate parent of Texas North, as seller of Mutual Energy WTU) will share responsibility for this indemnity. Texas North has reflected on its books the maximum liability that may come due under the PTB clawback.

RATES

         All REPs in Texas North's service area pay the same rates and other charges for distribution services. Distribution rates are based on amounts of energy demanded. All other distribution companies in ERCOT pay Texas North the same rates and other charges for transmission services. Transmission rates are based on amounts of energy transmitted under `postage stamp' rates that do not vary with the distance the energy is being transmitted.

         The distribution rates that are in effect as of January 1, 2002 are based on an order issued by the PUCT resulting from the UCOS Proceeding. Texas North filed for and received approval of wholesale transmission rates determined in the UCOS Proceeding with the FERC. The UCOS Proceeding set the regulated rates to be effective when electric competition began. This regulated delivery charge includes the retail transmission and distribution charge, a system benefit fund fee and a municipal franchise fee. The rulings of the PUCT in the UCOS Proceeding related to a rate design issue were appealed to the Travis County District Court by parties to this proceeding. The District Court upheld the PUCT rulings and the parties filed an appeal in the Third Court of Appeals which affirmed the PUCT. This ruling has been appealed to the Texas Supreme Court.

                               THE EXCHANGE OFFER

GENERAL

         Texas North hereby offers, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal (which together constitute the exchange offer), to exchange up to $225 million aggregate principal amount of our Notes for a like aggregate principal amount of our Exchange Notes as properly tendered prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. The exchange offer is being made with respect to all of the outstanding Notes.

         As of the date of this prospectus, $225 million aggregate principal amount of the Notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about ____________, 2003, to all holders of outstanding Notes known to Texas North. Texas North's obligation to accept outstanding Notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under CERTAIN CONDITIONS TO THE EXCHANGE OFFER below. Texas North currently expects that each of the conditions will be satisfied and that no waivers will be necessary.

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

         We have entered into a Registration Rights Agreement with the initial purchasers of the outstanding Notes in which we agreed, under some circumstances, to file a registration statement relating to an offer to exchange the outstanding Notes for Exchange Notes. We also agreed to use our reasonable best efforts to cause the exchange offer registration statement to become effective under the Securities Act within 270 days after the closing date and keep the exchange offer registration statement effective for not less than 30 calendar days (or longer if required by applicable law). The Exchange Notes will have terms substantially identical to the outstanding Notes, except that the Exchange Notes will not contain terms with respect to transfer restrictions, certain registration rights and additional interest for failure to observe certain obligations in the Registration Rights Agreement. The outstanding Notes were issued on February 18, 2003.

         Under the circumstances set forth in the Registration Rights Agreement, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding Notes and keep the statement effective for up to the earliest of (i) two years from the date the outstanding Notes were originally issued by us; (ii) the date on which the outstanding Notes become eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act; or (iii) for such shorter period that will terminate when all outstanding Notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement or cease to be outstanding or otherwise to be outstanding Notes.

         If we fail to comply with certain obligations under the Registration Rights Agreement, we will be required to pay additional interest to holders of the outstanding Notes.

         Each holder of outstanding Notes that wishes to exchange outstanding Notes for transferable Exchange Notes in the exchange offer will be required to make the following representations:

    o any Exchange Notes will be acquired in the ordinary course of its business;

    o the holder will have no arrangements or understanding with any person to participate in the distribution of the outstanding Notes or the Exchange Notes within the meaning of the Securities Act;

    o the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours or if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act to the extent applicable;

    o if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes; and

    o if the holder is a broker-dealer, that it will receive Exchange Notes for its own account in exchange for outstanding Notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See PLAN OF DISTRIBUTION.


RESALE OF EXCHANGE NOTES

         Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that Exchange Notes issued under the exchange offer in exchange for outstanding Notes may be offered for resale, resold and otherwise transferred by any Exchange Noteholder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

    o the holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

    o the Exchange Notes are acquired in the ordinary course of the holder's business; and

    o the holder does not intend to participate in the distribution of the Exchange Notes.

         Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes:

    o cannot rely on the position of the staff of the SEC enunciated in EXXON CAPITAL HOLDINGS CORPORATION or similar interpretive letters; and

    o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.


         This prospectus may be used for an offer to resell, for the resale or for other retransfer of Exchange Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for outstanding Notes, where the outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Please read the section captioned PLAN OF DISTRIBUTION for more details regarding the transfer of Exchange Notes.

TERMS OF THE EXCHANGE OFFER

         Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any outstanding Notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Notes surrendered under the exchange offer. Outstanding Notes may be tendered only in integral multiples of $1,000.

         The form and terms of the Exchange Notes will be substantially identical to the form and terms of the outstanding Notes except the Exchange Notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional amounts upon our failure to fulfill certain of our obligations under the Registration Rights Agreement to file, and cause to be effective, a registration statement. The Exchange Notes will evidence the same debt as the outstanding Notes. The Exchange Notes will be issued under and entitled to the benefits of the same Indenture that authorized the issuance of the outstanding Notes.

         The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding Notes being tendered for exchange.

         As of the date of this prospectus, $225 million aggregate principal amount of the Notes. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding Notes. There will be no fixed record date for determining registered holders of outstanding Notes entitled to participate in the exchange offer.

         We intend to conduct the exchange offer in accordance with the provisions of the exchange offer and Registration Rights Agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Outstanding Notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the Indenture relating to the outstanding Notes, except for any rights under the Indenture or the Registration Rights Agreement that by their terms terminate upon the consummation of the exchange offer.

         We will be deemed to have accepted for exchange properly tendered outstanding Notes when we have given oral (promptly confirmed in writing) or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us and delivering Exchange Notes to the holders. Under the terms of the exchange offer and Registration Rights Agreement, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption CERTAIN CONDITIONS TO THE EXCHANGE OFFER.

         Holders who tender outstanding Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled FEES AND EXPENSES below for more details regarding fees and expenses incurred in the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

         The exchange offer will expire at 5:00 p.m., New York City time on ____________, 2003, unless in our sole discretion we extend it.

         In order to extend the exchange offer, we will notify the exchange agent orally (promptly confirmed in writing) or in writing of any extension. We will notify the registered holders of outstanding Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

         We reserve the right, in our sole discretion:

    o    to delay accepting for exchange any outstanding Notes;

    o to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding Notes not previously accepted if any of the conditions set forth below under CERTAIN CONDITIONS TO THE EXCHANGE OFFER have not been satisfied, by giving oral (promptly confirmed in writing) or written notice of the delay, extension or termination to the exchange agent; or

    o under the terms of the exchange offer and Registration Rights Agreement, to amend the terms of the exchange offer in any manner.

         Any delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding Notes. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holder of outstanding Notes of the amendment.

         Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

         Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any Exchange Notes for, any outstanding Notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding Notes for exchange if in our reasonable judgment:

    o the Exchange Notes to be received will not be tradable by the holder, without restriction under the Securities Act, the Securities Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

    o the exchange offer, or the making of any exchange by a holder of outstanding Notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

    o any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

         In addition, we will not be obligated to accept for exchange the outstanding Notes of any holder that has not made to us:

    o the representations described under PURPOSE AND EFFECT OF THE EXCHANGE OFFER, PROCEDURES FOR TENDERING and PLAN OF DISTRIBUTION; and

    o such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the Exchange Notes under the Securities Act.

         We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding Notes by giving oral or written notice of the extension to their holders. During any such extensions, all Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding Notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

         We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance, or termination to the holders of the outstanding Notes as promptly as practicable.

         These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times.

         In addition, we will not accept for exchange any outstanding Notes tendered, and will not issue Exchange Notes in exchange for any outstanding Notes, if at the time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act.

PROCEDURES FOR TENDERING

         Only a holder of outstanding Notes may tender the outstanding Notes in the exchange offer. To tender in the exchange offer, a holder must:

    o complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

    o comply with DTC's Automated Tender Offer Program procedures described below.

     In addition, either:

    o the exchange agent must receive the outstanding Notes along with the accompanying letter of transmittal;

    o the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding Notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below and a properly transmitted agent's message; or

    o the holder must comply with the guaranteed delivery procedures described below.

         To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under EXCHANGE AGENT prior to the expiration date.

         The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

         The method of delivery of outstanding Notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding Notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

         Any beneficial owner whose outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its outstanding Notes either:

    o make appropriate arrangements to register ownership of the outstanding Notes in such owner's name; or

    o obtain a properly completed bond power from the registered holder of outstanding Notes.

         The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

         Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding Notes are tendered:

    o by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the accompanying letter of transmittal; or

    o    for the account of an eligible guarantor institution.

         If the accompanying letter of transmittal is signed by a person other than the registered holder of any outstanding Notes listed on the outstanding Notes, the outstanding Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding Notes and an eligible guarantor institution must guarantee the signature on the bond power.

         If the accompanying letter of transmittal or any outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the accompanying letter of transmittal.

         The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

    o DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding Notes that are the subject of the book-entry confirmation;

    o the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

    o    the agreement may be enforced against that participant.

         We will determine in our sole discretion all outstanding questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding Notes and withdrawal of tendered outstanding Notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding Notes not properly tendered or any outstanding Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding Notes must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding Notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

         In all cases, we will issue Exchange Notes for outstanding Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

    o outstanding Notes or a timely book-entry confirmation of the outstanding Notes into the exchange agent's account at DTC; and

    o a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

         By signing the accompanying letter of transmittal or authorizing the transmission of the agent's message, each tendering holder of outstanding Notes will represent or be deemed to have represented to us that, among other things:

    o any Exchange Notes that the holder receives will be acquired in the ordinary course of its business;

    o the holder has no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

    o if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the Exchange Notes;

    o if the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for outstanding Notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of any Exchange Notes. See PLAN OF DISTRIBUTION; and

    o the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

BOOK-ENTRY TRANSFER

         The exchange agent will make a request to establish an account with respect to the outstanding Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of outstanding Notes by causing DTC to transfer the outstanding Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of outstanding Notes who are unable to deliver confirmation of the book-entry tender of their outstanding Notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent prior to the expiration date must tender their outstanding Notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

         Holders wishing to tender their outstanding Notes but whose outstanding Notes are not immediately available or who cannot deliver their outstanding Notes, the accompanying letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

    o    the tender is made through an eligible guarantor institution;

    o prior to the expiration date, the exchange agent receives from the eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message relating to guaranteed delivery:

         1. setting forth the name and address of the holder, the registered number(s) of the outstanding Notes and the principal amount of outstanding Notes tendered;

         2.     stating that the tender is being made thereby; and

         3. guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the accompanying letter of transmittal, or facsimile thereof, together with the outstanding Notes or a book-entry confirmation, and any other documents required by the accompanying letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

    o the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding Notes in proper form for transfer or a book-entry confirmation, and all other documents required by the accompanying letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

         Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

         Except as otherwise provided in this prospectus, holders of outstanding Notes may withdraw their tenders at any time prior to the expiration date.

         For a withdrawal to be effective:

    o the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at the address set forth below under EXCHANGE AGENT, or

    o holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.


         Any notice of withdrawal must:

    o specify the name of the person who tendered the outstanding Notes to be withdrawn;

    o identify the outstanding Notes to be withdrawn, including the principal amount of the outstanding Notes; and

    o where certificates for outstanding Notes have been transmitted, specify the name in which the outstanding Notes were registered, if different from that of the withdrawing holder.


         If certificates for outstanding Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

    o    the serial numbers of the particular certificates to be withdrawn; and

    o a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution.


         If outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding Notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices, and our determination will be final and binding on all parties. We will deem any outstanding Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding Notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, the outstanding Notes will be credited to an account maintained with DTC for outstanding Notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn, outstanding Notes may be retendered by following one of the procedures described under PROCEDURES FOR TENDERING above at any time prior to the expiration date.

EXCHANGE AGENT

         Bank One, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or for the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

BY REGULAR, REGISTERED, CERTIFIED MAIL,                   BY FACSIMILE TRANSMISSION
     OVERNIGHT COURIER OR HAND:                           (FOR ELIGIBLE GUARANTOR INSTITUTIONS ONLY):
     Bank One, N.A.                                       (614) 248-9987,
1111 Polaris Parkway                                            Corporate Trust Operations Exchange Unit
Columbus, OH 43240                                        TO CONFIRM BY TELEPHONE:
Attention:  Corporate Trust Operations Exchange Unit      (800) 346-5153,
                                                                Corporate Trust Operations Exchange Unit

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

FEES AND EXPENSES

         We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

         We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

         We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $297,000. They include:

    o    SEC registration fees;

    o    fees and expenses of the exchange agent and Trustee;

    o    accounting and legal fees and printing costs; and

    o    related fees and expenses.


TRANSFER TAXES

         We will pay all transfer taxes, if any, applicable to the exchange of outstanding Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

    o certificates representing outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding Notes tendered;

    o tendered outstanding Notes are registered in the name of any person other than the person signing the letter of transmittal; or

    o a transfer tax is imposed for any reason other than the exchange of outstanding Notes under the exchange offer.

         If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

         Holders who tender their outstanding Notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register Exchange Notes in the name of, or request that outstanding Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

CONSEQUENCES OF FAILURE TO EXCHANGE

         Holders of outstanding Notes who do not exchange their outstanding Notes for Exchange Notes under the exchange offer will remain subject to the restrictions on transfer of the outstanding Notes:

    o as set forth in the legend printed on the outstanding Notes as a consequence of the issuance of the outstanding Notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

    o otherwise as set forth in the offering memorandum distributed in connection with the private offering of the outstanding Notes.

         In general, you may not offer or sell the outstanding Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the outstanding Notes under the Securities Act. Based on interpretations of the SEC staff, Exchange Notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the Exchange Notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes:

    o    cannot rely on the applicable interpretations of the SEC; and

    o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

ACCOUNTING TREATMENT

         We will record the Exchange Notes in our accounting records at the same carrying value as the outstanding Notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will amortize the expenses of the exchange offer over the life of the Exchange Notes.

OTHER

         Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

         We may in the future seek to acquire untendered outstanding Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding Notes.

                        DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

         We will issue the Exchange Notes under an Indenture dated as of February 1, 2003 between us and Bank One, N.A., as trustee, as supplemented by supplemental indentures or company orders. This prospectus briefly outlines some provisions of the Indenture. If you would like more information on these provisions, you should review the Indenture and any supplemental indentures or company orders that we have on file or will file with the SEC. See WHERE YOU CAN FIND MORE INFORMATION on how to locate these documents. You may also review these documents at the Trustee's offices at 1111 Polaris Parkway, Columbus, Ohio 43240.

         The Indenture does not limit the amount of Exchange Notes that may be issued. The Indenture permits us to issue notes in one or more series or tranches upon the approval of our board of directors and as provided in one or more company orders or supplemental indentures. Each series of notes may differ as to their terms. We may from time to time, without consent of the holders of the notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the notes. The Exchange Notes will be a single series of notes under the Indenture.

         The Exchange Notes are unsecured and will rank equally with all our senior unsecured unsubordinated debt. Substantially all of our fixed properties and franchises are subject to the lien of our Indenture, dated August 1, 1943, as previously supplemented and amended (mortgage indenture), between us and Harris Trust and Savings Bank, as trustee. In the event of legal separation, we currently intend to retire or defease our obligations under our mortgage indenture. For current information on our debt outstanding, see our most recent Form 10-K and 10-Q. In addition, see WHERE YOU CAN FIND MORE INFORMATION.

         The Exchange Notes will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. The Exchange Notes of each series will be issuable in denominations of $1,000 or any integral multiples of $1,000 in excess thereof. The Exchange Notes will not be subject to any conversion, amortization, or sinking fund.

PRINCIPAL AMOUNT, MATURITY AND INTEREST

         The Exchange Notes will be initially issued in aggregate principal amount of $225,000,000. The Exchange Notes will mature and become due and payable, together with any accrued and unpaid interest, on March 1, 2013 and will bear interest at the rate of 5.50% per annum from the original date of issuance, or if interest has already been paid, from the date it was most recently paid, until March 1, 2013. Interest on each Exchange Note will be payable semi-annually in arrears on each March 1 and September 1 and at redemption, if any, or maturity. The initial interest payment date is September 1, 2003. Each payment of interest shall include interest accrued through the day before such interest payment date. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

         We will pay interest on the Exchange Notes (other than interest payable at redemption, if any, or maturity) in immediately available funds to the owners of such Exchange Notes as of the Regular Record Date (as defined below) for each interest payment date. We will pay the principal of the Exchange Notes and any premium and interest payable at redemption, if any, or maturity in immediately available funds at the office of the Trustee at 1111 Polaris Parkway, Columbus, Ohio 43240.

         If any interest payment date, redemption date or the maturity is not a Business Day (as defined below), we will pay all amounts due on the next succeeding Business Day and no additional interest will be paid.

         The "Regular Record Date" will be the February 15 or August 15 prior to the relevant interest payment date.

         "Business Day" means any day that is not a day on which banking institutions in New York City are authorized or required by law or regulation to close.

OPTIONAL REDEMPTION

         We may redeem any or all series of the Exchange Notes in whole or in part by delivering written notice to the noteholders no more than 60, and not less than 30, days prior to redemption. If we do not redeem all the Exchange Notes of a series at one time, the Trustee will select the Exchange Notes to be redeemed in a manner it determines to be fair.

         We may redeem the Exchange Notes at any time at a "make whole" redemption price equal to the greater of (i) the principal amount of the Exchange Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Exchange Notes being redeemed (excluding the portion of any such interest accrued to the date of redemption) discounted (for purposes of determining present value) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points plus accrued interest thereon to the date of redemption.

         "Treasury Rate," applicable to each series, means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

         "Comparable Treasury Issue," applicable to each series, means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Exchange Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

         "Comparable Treasury Price," applicable to each series, means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such third Business Day, the Reference Treasury Dealer Quotation for such redemption date.

         "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us and reasonably acceptable to the Trustee.

         "Reference Treasury Dealer" means a primary U.S. Government Securities Dealer selected by us and reasonably acceptable to the Trustee.

         "Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

CONSOLIDATION, MERGER OR SALE

         We may merge or consolidate with any corporation or sell all or substantially all of our assets as an entirety as long as the successor or purchaser of such assets expressly assumes the payment of principal, and premium, if any, and interest on the Exchange Notes; provided, however, that if all or substantially all of our Generation-Related Business is transferred to an affiliated entity pursuant to the Business Separation Plan or sold to an unaffiliated entity pursuant to the plan of divestiture (whether or not the Generation-Related Business constitutes "substantially all" of our total assets), the Exchange Notes will continue to be the obligations of Texas North. The transfer or sale of all or substantially all of our Generation-Related Business would not constitute a default with respect to the Exchange Notes nor would it be deemed a sale or transfer of all or substantially all of our assets for purposes of the Indenture. Additionally, such transfer or sale would not alter the terms of the Exchange Notes, and the Exchange Notes will continue to be governed by the Indenture.

LIMITATION ON SECURED DEBT

         So long as any of the Exchange Notes are outstanding, we will not create or permit to be created or to exist or permit any of our subsidiaries to create or permit to be created or to exist any additional mortgage, pledge, security interest, or other lien (collectively, Liens) on any utility properties or tangible assets now owned or hereafter acquired by us or our subsidiaries to secure any indebtedness for borrowed money (Secured Debt), without providing that the outstanding Exchange Notes will be similarly secured. This restriction does not apply to our existing first mortgage bonds that have previously been issued under our mortgage indenture or any indenture supplemental thereto; provided that this restriction will apply to future issuances thereunder (other than issuances of refunding first mortgage bonds). In addition, this restriction does not prevent the creation or existence of:

    o Liens on property existing at the time of acquisition or construction of such property (or created within one year after completion of such acquisition or construction), whether by purchase, merger, construction or otherwise, or to secure the payment of all or any part of the purchase price or construction cost thereof, including the extension of any Liens to repairs, renewals, replacements substitutions, betterments, additions, extensions and improvements then or thereafter made on the property subject thereto;

    o    Financing of our accounts receivable for electric service;

    o Any extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of Liens permitted by the foregoing clauses; and

    o The pledge of any bonds or other securities at any time issued under any of the Secured Debt permitted by the above clauses.


         In addition to the permitted issuances above, Secured Debt not otherwise so permitted may be issued; provided that amount of such Secured Debt that does not exceed 15% of Net Tangible Assets as defined below.

         "Net Tangible Assets" means the total of all assets (including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise) appearing on our balance sheet, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount, energy trading contracts, regulatory assets, deferred charges and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of our current liabilities appearing on such balance sheet.

         This restriction also will not apply to or prevent the creation or existence of leases (operating or capital) made, or existing on property acquired, in the ordinary course of business.

BOOK-ENTRY

         We will issue the Exchange Notes in the form of one or more fully registered global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and will be registered in the name of DTC or its nominee. Investors may hold their beneficial interests in a global security directly through DTC or indirectly through organizations which are participants in the DTC system.

         Unless and until they are exchanged in whole or in part for certificated securities, the global securities may not be transferred except as a whole by DTC or its nominee. DTC has advised us as follows:

    o DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
         Section 17A of the Exchange Act.

    o DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others, including banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

         Upon the issuance of the global securities, DTC or its custodian will credit, on its internal system, the respective principal amounts of the securities represented by the global securities to the accounts of those persons who have accounts with DTC designated by the Initial Purchasers. Ownership of beneficial interests in the global securities will be limited to persons who have accounts with DTC or persons who hold interests through the persons who have accounts with DTC. Persons who have accounts with DTC are referred to as "participants." Ownership of beneficial interests in the global securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

         As long as DTC or its nominee is the registered owner or holder of the global securities, DTC or the nominee, as the case may be, will be considered the sole record owner or holder of the securities represented by the global securities for all purposes under the Indenture and the securities. No beneficial owners of an interest in the global securities will be able to transfer that interest except according to DTC's applicable procedures, in addition to those provided for under the Indenture. Owners of beneficial interests in the global securities will not:

    o be entitled to have the securities represented by the global securities registered in their names,

    o receive or be entitled to receive physical delivery of certificated securities in definitive form, and

    o be considered to be the owners or holders of any securities under the global securities.

         Accordingly, each person owning a beneficial interest in the global securities must rely on the procedures of DTC and, if a person is not a participant, on the procedures of the participant through which that person owns its interests, to exercise any right of a holder of securities under the global securities. We understand that under existing industry practice, if an owner of a beneficial interest in the global securities desires to take any action that DTC, as the holder of the global securities, is entitled to take, DTC would authorize the participants to take that action, and that the participants would authorize beneficial owners owning through the participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

         Payments of the principal of, premium, if any, and interest on the securities represented by the global securities will be made by us to the Trustee and from the Trustee to DTC or its nominee, as the case may be, as the registered owner of the global securities. Neither we, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

         We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global securities will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of the global securities, as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global securities held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for these customers. These payments will be the responsibility of these participants.

         DTC has advised us that DTC will take any action permitted to be taken by a holder of securities only at the direction of one or more participants to whose account the DTC interests in the global securities are credited. Further, DTC will take any action permitted to be taken by a holder of securities only in respect of that portion of the aggregate principal amount of securities as to which the participant or participants has or have given that direction.

         Although DTC has agreed to these procedures in order to facilitate transfers of interests in the global securities among participants of DTC, it is under no obligation to perform these procedures, and may discontinue them at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

         Beneficial interests in global securities may be exchanged for certificated securities only if:

    o DTC notifies the Trustee that it is unwilling or unable to continue as a depositary for the global securities or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 90 days; or

    o we decide at any time not to have the securities represented by global securities and so notify the Trustee.

EVENTS OF DEFAULT

         "Event of Default" means any of the following:

         - failure to pay for three business days the principal of (or premium, if any, on) any Exchange Note of a series when due and payable;

         - failure to pay for 30 days any interest on any Exchange Note of any series when due and payable;

         - failure to perform any other requirements in such Exchange Notes, or in the Indenture in regard to such Exchange Notes, for 90 days after notice;

         -      certain events of bankruptcy or insolvency; or

         -      any other event of default specified in a series of Exchange
                Notes.

         An Event of Default for a particular series of Exchange Notes does not necessarily mean that an Event of Default has occurred for any other series of Exchange Notes issued under the Indenture. If an Event of Default occurs and continues, the Trustee or the holders of at least 33% of the principal amount of the Exchange Notes of the series affected may require us to repay the entire principal of the Exchange Notes of such series immediately (Repayment Acceleration). In most instances, the holders of at least a majority in aggregate principal amount of the Exchange Notes of the affected series may rescind a previously triggered Repayment Acceleration. However, if we cause an Event of Default because we have failed to pay (unaccelerated) principal, premium, if any, or interest, Repayment Acceleration may be rescinded only if we have first cured our default by depositing with the Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any.

         The Trustee must within 90 days after a default occurs, notify the holders of the Exchange Notes of the series of default unless such default has been cured or waived. We are required to file an annual certificate with the Trustee, signed by an officer, concerning any default by us under any provisions of the Indenture.

         Subject to the provisions of the Indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of the Exchange Notes of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such Exchange Notes.

MODIFICATION OF INDENTURE

         Under the Indenture, our rights and obligations and the rights of the holders of any Exchange Notes may be changed. Any change affecting the rights of the holders of any series of Exchange Notes requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Exchange Notes of all series affected by the change, voting as one class. However, we cannot change the terms of payment of principal or interest, or a reduction in the percentage required for changes or a waiver of default, unless the holder consents. We may issue additional series of Exchange Notes and take other action that does not affect the rights of holders of any series by executing supplemental indentures without the consent of any noteholders.

LEGAL DEFEASANCE

         We will be discharged from our obligations on the Exchange Notes of any series at any time if:

    o we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Exchange Notes of the series, and

    o we deliver to the Trustee an opinion of counsel stating that the United States federal income tax obligations of noteholders of that series will not change as a result of our performing the action described above, with such opinion based upon a ruling of the Internal Revenue Service (IRS) issued to us or a change of law or regulation occurring after the date hereof.

If this happens, the noteholders of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Exchange Notes and replacement of lost, stolen or mutilated Exchange Notes.

COVENANT DEFEASANCE

         We will be discharged from our obligations under any restrictive covenant applicable to the Exchange Notes of a particular series if:

    o we deposit with the Trustee cash or government securities sufficient to pay the principal, interest and any premium due on or prior to maturity, and

    o we deliver to the Trustee an opinion of counsel stating that the United States federal income tax obligations of the noteholders will not change as a result of the defeasance.

If this happens, any later breach of that particular restrictive covenant will not result in Repayment Acceleration. If we cause an Event of Default apart from breaching that restrictive covenant, there may not be sufficient money or government obligations on deposit with the Trustee to pay all amounts due on the Exchange Notes of that series. In that instance, we would remain liable for such amounts.

GOVERNING LAW

         The Indenture and Exchange Notes of all series will be governed by the laws of the State of New York.

CONCERNING THE TRUSTEE

         We and our affiliates use or will use some of the banking services of the Trustee and other services of its affiliates in the normal course of business.

                     EXCHANGE OFFERS AND REGISTRATION RIGHTS

         Texas North and the initial purchasers entered into the Registration Rights Agreement dated as of February 1, 2003, in contemplation of the Notes issued on February 18, 2003, which we call the "issue date." We have agreed pursuant to the Registration Rights Agreement that we will, subject to certain exceptions,

     (1) prepare and, as soon as practicable but not later than 210 calendar days following the issue date, file with the SEC a registration statement with respect to a registered offer, or the Registered Exchange Offer, to exchange the outstanding Notes for a like principal amount of Exchange Notes of Texas North;

     (2) use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act not later than 270 calendar days following the issue date;

     (3) keep the Registered Exchange Offer open for not less than 30 calendar days (or longer if required by applicable law) after the effective date of the registration statement containing this prospectus;

     (4) use our reasonable best efforts to cause the exchange offer to be consummated within 300 calendar days following the issue date; and

     (5) promptly commence the exchange offer upon the effectiveness of the Exchange Offer Registration Statement.

         For each outstanding Note tendered to us pursuant to the Registered Exchange Offer, we will issue to the holder of such outstanding Note an Exchange Note having a principal amount equal to that of the surrendered outstanding Note. Interest on the Exchange Notes will accrue from the most recent interest payment date to which interest has been paid on the outstanding Exchange Notes surrendered in exchange therefor or, if no interest has been paid on such outstanding Exchange Notes, from the date of original issuance.

         Under existing SEC interpretations, the Exchange Notes will be freely transferable by holders other than our affiliates after the Registered Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents to us in the Registered Exchange Offer that it (a) is not an affiliate of ours within the meaning of Rule 405 under the Securities Act; (b) is not a broker-dealer tendering outstanding Exchange Notes acquired directly from us for its own account; (c) acquired the Exchange Notes in the ordinary course of its business; and (d) has no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the Exchange Notes); PROVIDED, HOWEVER, that broker-dealers receiving Exchange Notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes.

         A holder of outstanding Notes (other than certain specified holders) who wishes to exchange such outstanding Notes for Exchange Notes in the Registered Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an "affiliate" of Texas North, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

         If: (i) because of any change in law or in currently prevailing interpretations of the staff, we are not permitted to effect the Registered Exchange Offer, (ii) the Registered Exchange Offer is not consummated within 300 calendar days of the issuance of the outstanding Notes, or (iii) any holder of an outstanding Note notifies us prior to the 20th day following the consummation of the Registered Exchange Offer that (i) such holder was prohibited by applicable law or SEC policy from participating in the Registered Exchange Offer, (ii) that such holder may not resell the Exchange Notes to the public without delivering a prospectus and that the prospectus contained in the Exchange offer registration statement is not appropriate or available for such resale by such holder or (iii) that it is a participating broker-dealer and holds outstanding Notes acquired directly from us or one of our affiliates, then in each case, we will (x) promptly deliver to the holders written notice thereof and (y) at our sole expense (a) as promptly as practicable (but in no event more than 210 days after so required or requested pursuant to the registration rights agreement), file a shelf registration statement covering resales of those outstanding Notes, (b) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act (but in no event more than 270 days after so required or requested pursuant to the registration rights agreement or, if later, 300 days after the outstanding Notes are issued) and (c) use our reasonable best efforts to keep effective the shelf registration statement until the earlier of two years (or, if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period) after the issuance of the Outstanding Notes or such time as all of the applicable outstanding Notes have been sold under the shelf registration statement.

         We will, if a shelf registration statement is declared effective, provide to each holder copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the Notes has become effective and take any other actions as are required to permit unrestricted resales of the outstanding Notes. A holder that sells outstanding Notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus, to provide information related thereto and to deliver that prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations). We will not have any obligation to include in the shelf registration statement holders who do not deliver that information to us.

         If we fail to comply with certain provisions of the Registration Rights Agreement, as described below, then a special interest premium will become payable in respect of the outstanding Notes.

         If: (i) the exchange offer registration statement is not filed with the SEC on or before the 210th calendar day after the issuance of the outstanding Notes, (ii) the exchange offer registration statement is not declared effective on or before the 270th calendar day after the issuance of the outstanding Notes, or (iii) the Registered Exchange Offer is not consummated or the shelf registration statement is not declared effective on or before the 300th calendar day after the issuance of the outstanding Notes, the special interest premium will accrue in respect of the outstanding Notes from and including the next calendar day following each of (a) such 210-day period in the case of clause (i) above, (b) such 270-day period in the case of clause (ii) above, and (c) such 300-day period in the case of clause (iii) above, in the case of clauses (i) and
(ii) above at a rate equal to 0.25% per annum and in the case of clause (iii) at a rate equal to 0.50% per annum.

         If the exchange offer registration statement is not declared effective on or before the 300th calendar day after the issuance of the outstanding Notes and we request holders of the outstanding Notes to provide the information called for by the registration rights agreement for inclusion in the shelf registration statement, the outstanding Notes owned by holders who do not deliver such information to us when required pursuant to the registration rights agreement will not be entitled to any such increase in the interest rate for any day after the 300th day following the issuance of the outstanding Notes. Upon
(1) the filing of an exchange offer registration statement after the 210-day period described in clause (i) above, (2) the effectiveness of the exchange offer registration statement after the 270-day period described in clause (ii) above or (3) the consummation of the Registered Exchange Offer or the effectiveness of a shelf registration statement, as the case may be, after the 300-day period described in clause (iii) above, the interest rate on the Outstanding Notes from the day of such filing, effectiveness or consummation, as the case may be, will be reduced to the original interest rate set forth on the cover page of this prospectus for the Outstanding Notes.

         If a shelf registration statement is declared effective pursuant to the foregoing paragraphs, and if such shelf registration statement ceases to be continuously effective or the prospectus contained in such shelf registration statement ceases to be usable for resales (x) at any time prior to the earlier of two years (or if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period) after the issuance of the outstanding Notes or such time as all of the applicable outstanding Notes have been sold under the shelf registration statement or (y) due to corporate developments, public filings with the SEC or similar events, or because the prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, and such failure continues for more than 90 days (whether or not consecutive and whether or not arising out of a single or multiple circumstances) in any twelve-month period (the day, with respect to (x), or the 91st day, with respect to (y), being referred to as the "default day"), then from the default day until the earlier of (i) the date that the shelf registration statement and the prospectus are again deemed effective and usable for resales, respectively, (ii) the date that is the second anniversary of the issuance of the outstanding Notes (or, if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period), or (iii) the date as of which all of the outstanding Notes are sold pursuant to the shelf registration statement, the special interest premium in respect of the outstanding Notes will accrue at a rate equal to 0.50% per annum. The aggregate amount of the special interest premium in respect of the outstanding Notes payable pursuant to the above provisions will in no event exceed 0.50% per annum.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

EXCHANGE OF NOTES

         The exchange of outstanding Notes for Exchange Notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an Exchange Note, the holding period of the Exchange Note will include the holding period of the outstanding Note exchanged therefor and the basis of the Exchange Note will be the same as the basis of the outstanding
Note immediately before the exchange.

         IN ANY EVENT, PERSONS CONSIDERING THE EXCHANGE OF OUTSTANDING NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

CONSEQUENCES TO NON-U.S. HOLDERS

         The following summary describes the material United States federal income tax consequences of the ownership of Exchange Notes by a Non-U.S. Holder (as defined below) as of the date hereof. Except where noted, the discussion below only deals with Exchange Notes held as capital assets. This discussion does not address the consequences of holding outstanding Notes that were not exchanged for Exchange Notes. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the Code), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. If a partnership holds our Exchange Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Exchange Notes, you should consult your tax advisors. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

         As used herein, a "U.S. Holder" of a Exchange Note means a holder that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. A "Non-U.S. Holder" is a holder (other than an entity treated as a partnership) that is not a U.S. Holder.

         This summary does not represent a detailed description of the United States federal income tax consequences to investors in light of their particular circumstances. Special rules may apply to certain Non-U.S. Holders, such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies" and certain expatriates that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

         Under current United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

         (a) no withholding of United States federal income tax will be required with respect to the payment by us or any paying agent of principal or interest on a Exchange Note owned by a Non-U.S. Holder under the "portfolio interest" rule, provided that (i) interest paid on the Exchange Notes is not effectively connected with the beneficial owner's conduct of a trade of business in the United States, (ii) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (iii) the beneficial owner is not a controlled foreign corporation that is related to us through stock ownership, (iv) the beneficial owner is not a bank whose receipt of interest on a Exchange Note is described in section 881(c)(3)(A) of the Code and (v) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder.

         (b) no withholding of United States federal income tax generally will be required with respect to any gain realized by a Non-U.S. Holder upon the sale, exchange, retirement or other disposition of a Exchange Note; and

         (c) an Exchange Note beneficially owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death, provided that any payment to such holder on the Exchange Note, would be eligible for exemption from the

30% federal withholding tax under the "portfolio interest" rule described in paragraph (a) above without regard to the statement requirement described in
(a)(v) above.

         To satisfy the requirement referred to in (a)(v) above, the beneficial owner of such Exchange Note, or a financial institution holding the Exchange Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of us with a statement to the effect that the beneficial owner is not a United States person. Currently, these requirements will be met if (1) the beneficial owner provides its name and address, and certifies, under penalties of perjury, that it is not a United States person (which certification may be made on an IRS Form W-8BEN) or (2) a financial institution holding the Exchange Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it, and furnishes a paying agent with a copy thereof. The statement requirement referred to in (a)(v) above may also be satisfied with other documentary evidence with respect to Exchange Notes held through an offshore account or through certain foreign intermediaries.

         If a Non-U.S. Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of interest made to such Non-U.S. Holder will be subject to a 30% withholding tax unless the beneficial owner of the Exchange Note provides us or any paying agent, as the case may be, with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or
(2) IRS Form W-8ECI stating that interest paid on the Exchange Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Alternative documentation may be applicable in certain situations.

         If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the Exchange Note is effectively connected with the conduct of such trade or business, the non-U.S. Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) of such amount, subject to adjustments.

         Any gain realized upon the sale, exchange, retirement or other disposition of a Exchange Note generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-U.S. Holder, or (ii) in the case of a Non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         Information reporting will generally apply to payments of interest and the amount of tax, if any, withheld with respect to such payments to Non-U.S. Holders of the Exchange Notes. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

         In general, no backup withholding will be required with respect to payments made by us or any paying agent to Non-U.S. Holders if a statement described in (a)(v) under "Non-U.S. Holders" has been received (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person).

         In addition, information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of the sale of a Exchange Note within the United States or conducted through United States-related financial intermediaries unless the statement described in (a)(v) under "Non-U.S. Holders" has been received (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption.

                                     RATINGS

         The Exchange Notes are assigned a rating of Baa1 (stable outlook) by Moody's Investors Service, Inc. (Moody's), BBB (stable outlook) by Standard & Poor's Ratings Service (S&P) and A- (stable outlook) by Fitch

Ratings, Inc. (Fitch). Ratings from credit agencies are not recommendations to buy, sell or hold our securities and may be subject to revision or withdrawal at any time by the rating agency and should be evaluated independently of any other ratings.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for outstanding Notes where the outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make such prospectus, and any amendment or supplement thereto, available to any such broker-dealer for use in connection with any resale of any Exchange Notes for a period of the lesser of 90 days after the consummation of the Exchange Offer and the date on which all broker-dealers have sold all Exchange Notes held by them (unless such period is extended pursuant to the terms of the Registration Rights Agreement). We have also agreed that we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

         We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of Exchange Notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding Notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of outstanding Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

         By its acceptance of the exchange offer, any broker-dealer that receives Exchange Notes pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of Exchange Notes, and acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statements therein not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us (which notice we agree to deliver promptly to such broker-dealer) such broker-dealer will suspend use of this prospectus until we have notified such broker-dealer that delivery of this prospectus may resume and have furnished copies of any amendment or supplement to this prospectus to such broker-dealer.

                                 LEGAL OPINIONS

         Our counsel, Simpson Thacher & Bartlett LLP, New York, NY, and one of our lawyers will each issue an opinion about the legality of the Exchange Notes for us.

                                     EXPERTS

         The financial statements of the Company incorporated in this prospectus by reference from the Company's Current Report on Form 8-K dated May 14, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the realignment of segments for financial reporting purposes).

         The financial statement schedule of the Company incorporated by reference in this prospectus from the Company's Annual Report on Form 10-K (as updated by the Company's Current Report on Form 8-K dated May 14, 2003) has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein.

         The aforementioned reports have been so incorporated and included in reliance upon such firm given their authority as experts in accounting and auditing.

                                     PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article 2.02-1 of the Texas Business Corporation Act permits Texas North, in certain circumstances, to indemnify any present or former director, officer, employee or agent of Texas North against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position, but only to a limited extent for obligations resulting from a proceeding in which the person is found liable on the basis that a personal benefit was improperly received or in circumstances in which the person is found liable in a derivative suit brought on behalf of Texas North.

         Article VII of the Restated Articles of Incorporation of Texas North provides that, to the fullest extent permitted by law, no director of the corporation shall be liable to the corporation or its shareholders.

         Article X of the Bylaws of Texas North provides that the corporation shall indemnify any person for liability incurred because that person is or was a director, officer, employee or agent of the corporation to the full extent permitted by the Texas Business Corporation Act.

         The above is a general summary of certain provisions of Texas North's Articles of Incorporation and Bylaws and of the Texas Business Corporation Act and is subject in all respects to the specific and detailed provisions of Texas North's Articles of Incorporation and Bylaws and the Texas Business Corporation Act

         Texas North maintains insurance policies insuring its directors and officers against certain obligations that may be incurred by them.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         Certain of the following exhibits, designated with an asterisk (*), are filed herewith. The exhibits not so designated have heretofore been filed with the Commission and, pursuant to 17 C.F.R. ss.201.24 and ss.230.411, are incorporated herein by reference to the documents indicated following the descriptions of such exhibits.

EXHIBIT NO.                             DESCRIPTION
-----------                             -----------

      3(a) Restated Articles of Incorporation, as amended, and Articles of Amendment to the Articles of Incorporation [Annual Report on Form 10-K of Texas North for the fiscal year ended December 31, 1996, File No. 0-340, Exhibit 3.5].

      3(b) Articles of Amendment to Restated Articles of Incorporation of Texas North dated December 17, 2002 [Annual Report on Form 10-K of Texas North for the fiscal year ended December 31, 2002, File No. 0-340, Exhibit 3(b)].

      3(c) By-Laws of Texas North (amended as of May 1, 2000) [Quarterly Report on Form 10-Q of Texas North for the quarter ended March 31, 2000, File No. 0-340, Exhibit 3.4].

     *4(a) Indenture, dated as of February 1, 2003, between Texas North and Bank One, N.A., as Trustee for the unsecured Senior Notes

     *4(b) First Supplemental Indenture, dated as of February 1, 2003, between Texas North and Bank One, N.A., as Trustee for the unsecured Senior Notes establishing certain terms of the 5.50% Senior Notes, Series A, due 2013 and the 5.50% Senior Notes, Series B, due 2013

     *4(c)    Registration Rights Agreement, dated as of February 1, 2003

     *5 Opinion of Simpson Thacher & Bartlett LLP as to the legality of the unsecured notes

     12 Statement re Computations of Ratios [Quarterly Report on Form 10-Q of Texas North for the quarter ended March 31, 2003, File No. 1-6543, Exhibit 12]

    *23(a)    Consent of Deloitte & Touche LLP

     23(b) Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5 filed herewith)

    *24 Powers of Attorney and resolutions of the Board of Directors of Texas North

    *25 Form T-1 re: eligibility of Bank One, N.A. to act as Trustee under the Indenture

    *99.1     Form of Letter of Transmittal

    *99.2 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees

    *99.3     Form of Letter to Clients

    *99.4     Form of Notice of Guaranteed Delivery


ITEM 22.      UNDERTAKINGS

(a) Undertaking related to Rule 415 offering:

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Undertaking related to filings incorporating subsequent Exchange Act documents by reference:

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Undertaking related to acceleration of effectiveness:

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) Undertaking related to requests for information:

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) Undertaking related to post-effective amendments:

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Texas North being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus and State of Ohio, on the 21st day of July, 2003.

                             AEP TEXAS NORTH COMPANY

                             E. Linn Draper, Jr.*
                             Chairman of the Board and
                             Chief Executive Officer

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

         SIGNATURE                          TITLE                      DATE
         ---------                          -----                      ----

(i)  PRINCIPAL EXECUTIVE
         OFFICER                    Chairman of the Board
                                    and Chief Executive
      E. Linn Draper, Jr.*                Officer                  July 21, 2003

(ii) PRINCIPAL FINANCIAL
         OFFICER:
/s/ Susan Tomasky
--------------------------
      Susan Tomasky                     Vice President             July 21, 2003

(iii) PRINCIPAL ACCOUNTING
         OFFICER:
/s/ Joseph M. Buonaiuto
--------------------------          Controller and Chief
      Joseph M. Buonaiuto           Accounting Officer             July 21, 2003

(iv)  A MAJORITY OF THE
         DIRECTORS:

         E. Linn Draper, Jr.*
         J. D. Cross
         H. W. Fayne*
         T. M. Hagan
         G. S. Chatas
         A. A. Pena*
         Robert P. Powers*
         Thomas V. Shockley, III*
         Susan Tomasky                                             July 21, 2003


*By /s/ Susan Tomasky
---------------------------------
(SUSAN TOMASKY, ATTORNEY-IN-FACT)